                                                                    EXHIBIT 4.39

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT ("AGREEMENT") is made on 26 January 2006, by and among:

(1) KONGZHONG CORPORATION, a company established under the laws of the Cayman Islands ("KONGZHONG");

(2) WANG GUI JUN (Chinese Characters), holder of the PRC identification number [deleted*] and LI YANG (Chinese Characters), holder of the PRC identification number [deleted*], (together, "KONGZHONG NOMINEE");

(3) SHARP EDGE GROUP LIMITED, a company established under the laws of the British Virgin Islands ("BVI") ("SHARP EDGE");

(4) AN JIAN XING YE TECHNOLOGY (BEIJING) LIMITED (Chinese Characters), a wholly foreign owned enterprise established under the laws of the PRC ("SHARP EDGE WFOE");

(5) BEIJING XINRUI NETWORK TECHNOLOGY COMPANY LIMITED (Chinese Characters), a limited liability company established under the laws of the PRC ("XINRUI");

(6) The shareholders of Xinrui as listed in Schedule 1 (collectively, "XINRUI SHAREHOLDERS" and each, "XINRUI SHAREHOLDER");

(7) HO CHI SING, holder of the Hong Kong permanent identification number [deleted*] and passport number [deleted*];

(8) SUN JING YE, holder of the PRC identification number [deleted*] and who is also the president of Xinrui; and

(9) AI LI, holder of the PRC identification number [deleted*] and who is also the vice-president of Xinrui.

KongZhong, KongZhong Nominee, Sharp Edge, Sharp Edge WFOE, Xinrui, the Xinrui Shareholders, Ho Chi Sing, Sun Jing Ye and Ai Li are collectively referred to as the "PARTIES", and each, a "PARTY".

                                    RECITALS

A. Xinrui is a company engaged in the business of telecommunications value added services, with its principal place of business in the PRC.

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*    All deleted material has been separately filed with the Securities and
     Exchange Commission.

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B.   The Xinrui Shareholders, together, own 100% of the equity interest in
     Xinrui.

C. Sharp Edge is a company engaged in the business of telecommunications value added services, with its principal place of business in the PRC.

D.   Ho Chi Sing is the sole shareholder holding 1 share in Sharp Edge.

E.   Sharp Edge fully owns Sharp Edge WFOE in the PRC.

F. Sharp Edge WFOE has entered into a series of arrangements with Xinrui pursuant to the Restructuring Documents to which both Sharp Edge WFOE and Xinrui are parties whereby, among other things, Sharp Edge WFOE enjoys all of the economic benefits and has full control in Xinrui.

G. KongZhong is a company engaged in the business of telecommunications value added services, with its principal place of business in the PRC.

H. It is the desire of KongZhong to enjoy all of the economic benefits and full control that Sharp Edge WFOE enjoys in Xinrui.

I. To realize the objective in paragraph H above, KongZhong hereby intends to purchase, and Ho Chi Sing hereby intends to sell, the shares in Sharp Edge representing 100% of the share capital of Sharp Edge ("Sharp Edge Shares") subject to the terms and conditions of this Agreement. Likewise, KongZhong Nominee hereby intends to purchase, and each of the Xinrui Shareholders hereby intends to sell, the shares in Xinrui representing 100% of the share capital of Xinrui ("Xinrui Shares") subject to the terms and conditions of this Agreement.

J. All of the Parties acknowledge that Sun Jing Ye and Ai Li, and their contributions to Xinrui, are important to the success of Xinrui. It is the intention of all of the Parties that Sun Jing Ye and Ai Li shall remain as the core management team in Xinrui.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

     "AFFILIATE" means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under the common Control with, the first-mentioned Person.

     "ARBITRATION CENTRE" has the meaning given to it in Clause 14.2(b) of this Agreement.


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     "AUDITOR" means Deloitte Touche Tohmatsu or any international reputable accounting firm appointed by KongZhong.

     "BALANCE SHEET DATE" means 30 September 2005.

     "BOARD" means the board of Directors of Sharp Edge or, as the case may be, the board of Directors of Xinrui, as constituted from time to time.

     "BUSINESS DAY" means any day, excluding Saturdays and Sundays, on which a bank in Hong Kong and the PRC are open for business during their normal business hours.

     "BVI COUNSEL" means Conyers Dill & Pearman, the BVI legal counsel issuing the legal opinion with respect to Sharp Edge' for the purpose of the share purchase contemplated in this Agreement.

     "CLOSING" has the meaning set forth in Clause 5 of this Agreement.

     "CLOSING CONDITIONS" has the meaning set forth in Clause 5 of this Agreement.

     "CONFIRMATION LETTER" means any letter or statement or any form of written confirmation from each of the Operators verifying or confirming the accounts receivables Xinrui is entitled to receive.

     "CONTROL" shall be deemed to exist over a Person (a) when another Person holds at least fifty one percent (51%) of the outstanding voting rights in the first-mentioned Person or, (b) when the second-mentioned Person has the right, power or ability to direct the management and policies of the first-mentioned Person, directly or indirectly, whether through the ownership of voting rights, by contract or otherwise or, (c) in the case where the first-mentioned Person is a natural Person, when the second-mentioned Person has the right, power and ability to direct, influence or restrict the actions and decision making of the first-mentioned Person. The terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

     "DIRECTORS" means the directors of Sharp Edge or, as the case may be, the directors of Xinrui, and "DIRECTOR" means any one of them.

     "DISCLOSING PARTY" has the meaning given to it in Clause 9.4 of this Agreement.

     "DISCLOSURE SCHEDULE" has the meaning given to it in Clause 6 of this Agreement.

     "EARN-OUT AMOUNT" means Total Purchase Price minus the First Cash Payment and shall:

     (a) consist of the Earn-Out Cash and the Earn-Out Shares unless KongZhong determines the Earn-Out Amount to be in the form of cash;


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     (b)  at all times, not exceed US$28 million.

     "EARN-OUT EXCESS AMOUNT" has the meaning given to it in Clause 3.2(c)(ii) of this Agreement.

     "EARN-OUT CASH" means the amount of cash representing 70% of the Earn-Out Amount;

     "EARN-OUT SHARES" means the shares of KongZhong which:

     (a) shall be ordinary shares issued by KongZhong to Ho Chi Sing at the average closing price quoted on NASDAQ in September 2006; and

     (b)  represent 30% of the Earn-Out Amount.

     "ENCUMBRANCE" means any liens, security interest, pledges, claims, restrictions, equities, charges and encumbrances of any nature whatsoever.

     "FINANCIAL STATEMENTS" means:

     (a) subject to sub-paragraphs (b) and (c) below, the audited balance sheets, profit and loss accounts and cash flow statements of a Group Company, and any notes thereto;

     (b) for the purpose of determining the Second Cash Payment, the unaudited balance sheets, profit and loss accounts and cash flow statements of Xinrui for the period from 1 October 2005 up to, and including 30 June 2006;

     (c) for the purpose of determining the consecutive quarter to quarter growth in Clause 3.1(a), the unaudited quarterly balance sheets, profit and loss accounts and cash flow statements of Xinrui for the Valuation Period;

     (d) for the purpose of determining the distribution of dividend, the audited balance sheets, profit and loss accounts and cash flow statements of Xinrui for the period from 1 January 2005 up to, and including 31 December 2005;

     (e) for the purpose of determining the Net Current Assets of Xinrui, the audited balance sheets, profit and loss accounts and cash flow statements for the period from 1 January 2005 up to, and including 31 December 2005, and are described in further details in Clause 13.4 of this Agreement.

     "FIRST CASH PAYMENT" means US$7 million minus the Off-Set Amount.

     "FORCE MAJEURE EVENT" has the meaning given to it in Clause 8.4 of this Agreement.

     "GROUP" or "GROUP COMPANIES" means Sharp Edge, Sharp Edge WFOE, Xinrui and their respective Subsidiaries, if any, from time to time, and "GROUP COMPANY" means any one of them.

     "GROUP INTELLECTUAL PROPERTY" has the meaning given to it in Clause 6.19(a) of this Agreement.


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     "HONG KONG" means Hong Kong Special Administration of the PRC.

     "INDEMNIFIABLE LOSS" has the meaning given to it in Clause 14.10 of this Agreement.

     "INDEMNITEE" have the meaning given to it in Clause 14.10 of this Agreement.

     "INTELLECTUAL PROPERTY RIGHTS" means any and all international, domestic/local, or foreign patents, all patent rights and all applications thereof and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author's rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications thereof, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights;

     "IP CONFIDENTIAL INFORMATION" has the meaning given to it in Clause 6.19(g) of this Agreement.

     "KNOWLEDGE" means best knowledge after making all due and careful inquiries and investigation and refers to the knowledge of the directors and senior executive officers of an entity to which knowledge is attributed.

     "LAST PAYMENT DATE" has the meaning given to it in Clause 3.2(c) of this Agreement.

     "LICENSES" has the meaning given to it in Clause 6.25 of this Agreement.

     "LONG-STOP DATE" has the meaning given to it in Clause 12 of this Agreement.

     "MANAGEMENT CONTROL AGREEMENT" means the management control agreement whereby each of the Xinrui Shareholders unconditionally agrees and undertakes to exercise its shareholding rights, interests, powers and benefits in Xinrui in accordance with the instruction of Sharp Edge WFOE.

     "MANAGEMENT TEAM" means Sun Jing Ye and Ai Li.


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     "MATERIAL ADVERSE EVENT" means, with respect to the Group and/or a Group
     Company, any change, event, or effect that is materially adverse to the business, operations, assets, financial condition, prospects of the Group and/or a Group Company or the ability of the Group and/or a Group Company to perform its obligations contemplated under the Transaction Documents or the validity or enforceability of the Transaction Documents.

     "MATERIAL DEBTS" means the debts owed by Xinrui to several Persons and are more fully described in Exhibit A of this Agreement.

     "MATERIAL OPERATING CONTRACTS" has the meaning given to it in Clause 6.20(a)(i) of this Agreement.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System in the United States.

     "NET CURRENT ASSETS" means, as at 31 December 2005:

     (a)  the total current assets minus the total current liabilities;

     (b) the total current assets shall not include the amount of RMB6,670,000 referred to in Clause 3.4(b); and

     (c) only accounts receivables verified or confirmed by the Confirmation Letters shall be included as part of the total current assets.

     "NON-DISCLOSING PARTY" has the meaning given to it in Clause 9.4 of this Agreement.

     "OFF-SET AMOUNT" means an amount of RMB3,330,000 converted into the relevant amount denominated in US$ using the middle price exchange rate as determined by the People's Bank of China on the payment date referred to in Clause 3.4 of this Agreement.

     "OPERATORS" means China Telecom, Chine Netcom, China Railcom, China Unicom and China Mobile, their local branches (if any) and any other Person as the Parties may jointly determine as an Operator, and "OPERATOR" means any of them.

     "PAID-IN AMOUNT" has the meaning given to it in Clause 13.10 of this Agreement.

     "PAID-IN DATE" has the meaning given to it in Clause 13.10 of this Agreement.

     "PARTIES" or "PARTY" have the meanings given to them in the beginning of this Agreement.

     "PAYMENT DATE" means each of the dates of which payments are made under Clause 3.2 and Clause 3.4.


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     "PAYMENT OBLIGATION" means the obligation of Xinrui to pay Sharp Edge WFOE for the provision of technical support under the TSA.

     "PERSON" means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature, and in the case of a natural Person, shall include, without limitation, such Person's spouse, parents, children, siblings and in-laws.

     "PRC" means the People's Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

     "PRC GAAP" means the generally accepted accounting principles in the PRC applied on a consistent basis.

     "PROHIBITED MATTERS" has the meaning given to it in Clause 13.7(a) of this Agreement.

     "RESTRUCTURING DOCUMENTS" means the documents set forth in Exhibit B.

     "RMB" means the lawful currency of the PRC.

     "SECOND CASH PAYMENT" means an amount equals to 2.5 times Xinrui's net profit based on the unaudited Financial Statements for the period from 1 October 2005 to 30 June 2006 (both dates inclusive) and verified and agreed by KongZhong, and this amount shall, at all times, not exceed US$11 million.

     "SECOND CASH PAYMENT EXCESS AMOUNT" has the meaning given to it in Clause 3.2(c)(i) of this Agreement.

     "SHARE DISPOSITION AGREEMENT" means the agreement whereby each of the Xinrui Shareholders unconditionally agrees and undertakes to, upon the instruction of Sharp Edge WFOE, transfer all of its shareholding in Xinrui to a Person designated by Sharp Edge WFOE in consideration for the provision of technical support by Sharp Edge WFOE to Xinrui pursuant to the TSA.

     "SHARE PLEDGE AGREEMENT" means the share pledge agreement whereby each of the Xinrui Shareholders pledges its shareholding in Xinrui to Sharp Edge WFOE to secure the Payment Obligation of Xinrui.

     "SHARES" means the Sharp Edge Shares and the Xinrui Shares.

     "SHARP EDGE SHARES" has the meaning given to it in Recital I of this Agreement.


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

     "SUBSIDIARY" means, with respect to any Person who is not an individual, any corporation, partnership, or other entity, Controlled by such Person or which is a subsidiary of another subsidiary of such Person.

     "TAX" or "TAXES" or "TAXATION" means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature imposed, levied, collected withheld or assessed by any governmental authority or other taxing or similar authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof.

     TOTAL PURCHASE PRICE" means First Cash Payment plus Earn Out-Amount, and is more fully described in Clause 3.1 of this Agreement.

     "TRANSACTION DOCUMENTS" means this Agreement, the Xinrui Share Purchase Agreement and the Restructuring Documents.

     "TRANSACTION TERMS" has the meaning given to it in Clause 9.1 of this Agreement.

     "TSA" means the technical support agreement entered into between Sharp Edge WFOE and Xinrui whereby among other things, Sharp Edge WFOE shall provide certain technical support to Xinrui on an exclusive basis.

     "U.S." or "UNITED STATES" means the United States of America.

     "US$" means the lawful currency of the United States.

     "VALUATION FINANCIAL STATEMENTS" means the Financial Statements of Xinrui for the Valuation Period.

     "VALUATION PERIOD" means the period from 1 October 2005 to 30 September 2006 (both dates inclusive).

     "VERIFICATION PERIOD" has the meaning given to it in Clause 3.2(b) of this Agreement.

     "WARRANTORS" means Sharp Edge, Sharp Edge WFOE, Ho Chi Sing, Sun Jing Ye, Ai Li, Xinrui and each of the Xinrui Shareholders.

     "XINRUI PURCHASE PRICE" has the meaning given to it in Clause 3.3 of this Agreement.

     "XINRUI SHARE PURCHASE AGREEMENT" means the share purchase agreement dated the same date as this Agreement entered into between KongZhong Nominee, Xinrui and each of the


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     Xinrui Shareholders with respect to the transfer the Xinrui Shares to
     KongZhong Nominee by each of the Xinrui Shareholders and in the agreed form shown in Schedule 2.

     "XINRUI SHARES" has the meaning given to it in Recital I of this Agreement.

     "2006 PROFIT OF XINRUI" means the net profit of Xinrui as shown in the Valuation Financial Statements of Xinrui.

2.   Sale and Purchase of Shares.

2.1  Sale and Purchase of Sharp Edge Shares.

     Subject to the terms and conditions of this Agreement, KongZhong agrees to purchase, and Ho Chi Sing agrees to sell, the Sharp Edge Shares, together with all rights, interests, benefits and entitlements attaching to and flowing from the Sharp Edge Shares, free from any Encumbrances whatsoever.

2.2  Sale and Purchase of Xinrui Shares.

     Subject to the terms and conditions of this Agreement, KongZhong Nominee agrees to purchase, and each of the Xinrui Shareholders agrees to sell, the Xinrui Shares, together with all rights, interests, benefits and entitlements attaching to and flowing from the Xinrui Shares, free from any Encumbrances whatsoever.

3.   Consideration for the Shares

3.1  Purchase Price for Sharp Edge Shares.

     The purchase price payable for the Sharp Edge Shares ("TOTAL PURCHASE PRICE") is 5 times 2006 Profit of Xinrui and is subject to the following conditions:

     (a) if the gross revenue and net profit of Xinrui, as shown in the quarterly financial statements issued by KongZhong for the purpose of KongZhong's quarter earning release, do not reflect a consecutive quarter to quarter growth during the Valuation Period, Total Purchase Price shall be 4.8 times 2006 Profit of Xinrui;

     (b)  Total Purchase Price must, at all times, not exceed US$35 million;

     (c) other than the estimated revenue mentioned in sub-paragraph (d) below, the revenue of Xinrui up to the end of the Valuation Period must be confirmed or verified by the relevant Confirmation Letters;

     (d) the estimated revenue of Xinrui as shown in the Valuation Financial Statements for the period from 1 July 2006 up to, and including 30 September 2006 shall not exceed 5% of total reported revenue in the same period.


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3.2  Payment terms of Total Purchase Price

     Total Purchase Price shall be paid by KongZhong as follows:

     (a) KongZhong shall pay the First Cash Payment to Ho Chi Sing by electronic funds transfer to the account with the details information as follows within fifteen (15) Business Days from the date of this
          Agreement:

          (i)  Name of Beneficiary:

               Hong Kong General Digital Group Limited

          (ii) Name of Beneficiary's Bank:

               The Hong Kong and Shanghai Banking Corporation Limited

          (iii) Address of Beneficiary's Bank:

               Des Voeux Road Central Branch
               China Insurance Group Building
               141 Des Voeux Road Central
               Hong Kong

          (iv) Account Number:

               [deleted*] (for HKD current account) OR
               [deleted*] (for other currency savings account)

     (b) KongZhong shall pay the Second Cash Payment to Ho Chi Sing within fifteen (15) Business Days from the date KongZhong notifies Ho Chi Sing that KongZhong has completed verifying and agreeing to the Financial Statement for the period from 1 October 2005 to 30 June 2006 prepared by the management of Xinrui. KongZhong shall verify the Financial Statement within twenty (20) Business Days from the date the Financial Statements are delivered to KongZhong by the management of Xinrui ("VERIFICATION PERIOD"). If KongZhong were to disagree with such Financial Statements, the disagreement must be based on reasonable grounds, and the disagreement shall be notified to Ho Chi Sing within the five (5) Business Days from the last date of the Verification Period, in which case, KongZhong shall pay the Second Cash Payment to

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*    All deleted material has been separately filed with the Securities and
     Exchange Commission.


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          Ho Chi Sing within fifteen (15) Business Days from the date the disagreement is finally resolved by KongZhong, Ho Chi Sing and the management of Xinrui; and

     (c) KongZhong shall pay the remaining balance of Total Purchase Price at the last payment date ("LAST PAYMENT DATE") which is the date falling within fifteen (15) Business Days from the date KongZhong has received the audited Valuation Financial Statements from the Auditor. The remaining balance of the Total Purchase Price shall be paid by KongZhong to Ho Chi Sing in the following manners:

          (i)  Scenario 1

               In the event that at the Last Payment Date, it is agreed by KongZhong and Ho Chi Sing that the Second Cash Payment has exceeded the Earn-Out Cash ("SECOND CASH PAYMENT EXCESS AMOUNT"):

               (A) Ho Chi Sing shall promptly repay, and each of the Warrantors shall procure Ho Chi Sing to promptly repay, the Second Cash Payment Excess Amount to KongZhong no later than 5 Business Days from the date KongZhong and Ho Chi Sing agree on the Second Cash Payment Excess Amount;

               (B) KongZhong shall issue the Earn-Out Shares to Ho Chi Sing. The Earn-Out Shares have not been and will not be registered under the United States Securities Act of 1933 ("SECURITIES ACT"), and may not be offered or sold in the United States or to any U.S. persons unless the Earn-Out Shares are registered under the Securities Act or an exemption from the registration requirement of the Securities Act is available; and

               (C)  the Earn-Out Shares are issued subject to Clause 13.9 below.

          (ii) Scenario 2

               In the event that at the Last Payment Date, it is agreed by KongZhong and Ho Chi Sing that the Earn-Out Cash exceeds the Second Cash Payment ("EARN-OUT EXCESS Amount"):

               (A) KongZhong shall pay to Ho Chi Sing the Earn-Out Excess Amount no later than 5 Business Days from the date KongZhong and Ho Chi Sing agree on the Earn-Out Excess Amount;

               (B) KongZhong shall issue the Earn-Out Shares to Ho Chi Sing. The Earn-Out Shares have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States or to any U.S. persons unless the Earn-Out Shares are registered under the


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

                    Securities Act or an exemption from the registration requirement of the Securities Act is available; and

               (C)  the Earn-Out Shares are issued subject to Clause 13.9 below.

          (iii) Scenario 3

               In the event that at the Last Payment Date, it is agreed by KongZhong and Ho Chi Sing that the Earn-Out Cash equals to the Second Cash Payment:

               (A) KongZhong shall issue the Earn-Out Shares to Ho Chi Sing. The Earn-Out Shares have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States or to any U.S. persons unless the Earn-Out Shares are registered under the Securities Act or an exemption from the registration requirement of the Securities Act is available; and

               (B)  the Earn-Out Shares are issued subject to Clause 13.9 below.

          For the avoidance of doubt, KongZhong has the absolute discretion to decide whether to pay the Earn-Out Amount in the form of the Earn-Out Cash and the Earn-Out Shares, or wholly in the form of cash.

3.3  Purchase Price for Xinrui Shares.

     The purchase price payable for the Xinrui Shares ("XINRUI PURCHASE PRICE") is RMB10,000,000.

3.4  Payment terms of Xinrui Purchase Price

     Xinrui Purchase Price shall be paid by KongZhong Nominee within fifteen
     (15) Business Days from the date of this Agreement as follows:

     (a) KongZhong Nominee shall pay an amount of RMB3,330,000 to each of the Xinrui Shareholders by electronic funds transfer to the account with the detailed information as follows;

          (Chinese Characters): (Chinese Characters)
          (Chinese Characters): (Chinese Characters)
          (Chinese Characters): 839
          (Chinese Characters): [deleted*]

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*    All deleted material has been separately filed with the Securities and
     Exchange Commission.


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     (b)  KongZhong Nominee shall pay the remaining amount of RMB6,670,000 to
          Xinrui to be used to satisfy the outstanding debts owed to Xinrui by the Xinrui Shareholders;

     All of the Xinrui Shareholders hereby agree and acknowledge that the payment of the remaining amount of RMB6,670,000 to Xinrui mentioned in sub-paragraph (b) above forms part of the Xinrui Purchase Price, which together with the amount of RMB3,330,000 mentioned in sub-paragraph (a) above, equals to the Xinrui Purchase Price. Provided that the Xinrui Purchase Price has been paid by KongZhong Nominee according to this Clause 3.4, all of the Xinrui Shareholders hereby covenant that they shall not, jointly or severally, make any claim whatsoever, whether now or in the future, against KongZhong Nominee (or KongZhong) for the payment of the remaining amount of RMB6,670,000.

4.   Condition to payment of First Cash Payment and Xinrui Purchase Price

     Each of the Parties:

     (a)  agrees and shall procure that, simultaneously with this Agreement:

          (i) each of the Xinrui Shareholders, Xinrui and KongZhong Nominee shall enter into the Xinrui Share Purchase Agreement and sign all other documents required for the registration of the share transfer of Xinrui Shares with the relevant administration industry and commerce in the PRC; and

          (ii) each of the Management Team shall enter into the employment contract and non-competition and confidentiality agreement referred to in Schedule 6; and

     (b) agrees that KongZhong has no obligation to make the payment of the First Cash Payment and KongZhong Nominee has no obligation to make the payment of the Xinrui Purchase Price until and unless the Xinrui Share Purchase Agreement has been duly entered into by each of the Xinrui Shareholders, Xinrui and KongZhong Nominee at the same date as this Agreement.

     Each of the Warrantors:

          shall procure that the signature of Ho Chi Sing on the signature page of the power of attorney attached hereto as Exhibit B 1 should have been authenticated and notarized by a qualified Person and delivered to KongZhong before the payment of First Cash Payment and Xinrui Purchase Price.

5.   Closing

5.1  Closing.


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

     The consummation of the sale and purchase of the Shares shall take place at Llinks Law Offices, Units 16-20, 27 Floor, Tower 1, China World Trade Center, Beijing, on the date falling twenty (20) Business Days from the date of this Agreement or such other place and time as the Parties may mutually agree ("CLOSING").

5.2  Closing Conditions

     Before Closing can occur, unless otherwise waived by KongZhong, the following conditions must be satisfied by the relevant Warrantor responsible for satisfying those conditions ("CLOSING CONDITIONS") within twenty (20) Business Days from the date of this Agreement:

     (a)  Transfer Conditions

          (i) each of the Xinrui Shareholders has effectively transferred all of its shareholding in Xinrui to KongZhong Nominee including registering the share transfer contemplated in the Xinrui Share Purchase Agreement with the relevant administration industry and commerce in the PRC;

          (ii) Ho Chi Sing has effectively transferred all of his shareholding in Sharp Edge to KongZhong;

     (b)  Other Conditions

          (i) Sharp Edge and Ho Chi Sing, and where relevant, a Warrantor, shall:

               (A) deliver to KongZhong the new share certificate(s) representing the Sharp Edge Shares purchased by KongZhong with KongZhong endorsed on the share certificate(s) as the new owner of the Sharp Edge Shares, and any other documents or items any Warrantor is required to deliver to KongZhong at or prior to the Closing;

               (B) enter the name of KongZhong in the register of shareholders of Sharp Edge as the sole owner of the Sharp Edge Shares and deliver to KongZhong a copy of such updated register of shareholders certified as true and complete copy by the Management Team or the Board of Sharp Edge.

               (C) at Closing, deliver to KongZhong the letter(s) of resignation of the Director(s) of Sharp Edge as at the date of Closing and enter the names of such persons as KongZhong may appoint as Directors of Sharp Edge in the register of directors of Sharp Edge as Directors and deliver to KongZhong as soon as practicable after the Closing a copy of such updated register of directors certified as true and complete copy by the Management Team or the Board of Sharp Edge.

               (D) deliver to KongZhong or its legal counsel a legal opinion issued by the BVI Counsel with respect to Sharp Edge for the share purchase contemplated in this Agreement in the form and substance satisfactory to KongZhong.

          (ii) Xinrui and the Xinrui Shareholders, and where relevant a Warrantor, shall:

               (A) deliver to KongZhong Nominee the contribution certificate(s) (Chinese Characters) representing the Xinrui Shares purchased by KongZhong Nominee with KongZhong Nominee endorsed on the contribution certificate(s) as the new owner of the Xinrui Shares, and any other documents or items any Warrantor is required to deliver to KongZhong Nominee at or prior to the Closing;

               (B) enter the name of KongZhong Nominee in the register of shareholders of Xinrui as the sole owner of the Xinrui Shares and deliver to KongZhong Nominee a copy of such updated register of shareholders certified as true and complete copy by the Management Team or the Board of Xinrui; and

               (C) at Closing, deliver to KongZhong Nominee the letter(s) of resignation of the Director(s) of Xinrui as at the date of Closing and enter the names of such persons as KongZhong Nominee may nominate for appointment as Directors of Xinrui in the register of directors of Xinrui as Directors and deliver to KongZhong Nominee as soon as practicable after the Closing a copy of such updated register of directors certified as true and complete copy by the Management Team or the Board of Xinrui.

               (D) the new business license of Xinrui and the amended and updated articles of association of Xinrui to reflect the completion of the transfer of the Xinrui Shares from the Xinrui Shareholders to KongZhong Nominee.

          (iii) All of the Warrantors shall deliver to KongZhong and KongZhong Nominee a certificate confirming that:

               (A) all the representations and warranties in Clause 6 are true in all material aspects on the date of the Closing as though made on such date and that there are no events or occurrence which will, with the passing of time, serving of any notice, making of any determination, fulfilling of any conditions, or a combination of any of them, will result in a Material Adverse Event;

               (B) all of the steps or actions required to be undertaken under the Restructuring Documents have been duly and effectively taken to give effect to the valid restructuring contemplated under the Restructuring Documents; and

               (C) all corporate and legal proceedings taken by each Warrantor and/or each Group Company in connection with the transactions contemplated by the Transaction Documents and all documents relating to these transactions which are necessary to the signing and delivery hereof and the performance hereunder of the obligations of such Group Company have been duly completed; no legal action is pending or is threatened in writing which seeks to impose liability upon any of the Group Companies by reason of the consummation of the transactions contemplated by the Transaction Documents to which it is a party; all of the conditions set forth in Clause 10 of this Agreement have been duly satisfied.

6. Representations and Warranties of the Warrantors to KongZhong, and as the case may be, KongZhong Nominee

     As of the date of this Agreement up to, and including the Closing Date as though made on each day and up to the Closing Date, each of the Warrantors jointly and severally represents and warrants to KongZhong, and where relevant, to KongZhong Nominee, except as set forth in the disclosure schedule attached hereto as Exhibit C ("DISCLOSURE SCHEDULE"), as follows:

6.1  Sharp Edge's Corporate Organization and Authority.

     Sharp Edge:

     (a) is a company duly established, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and is in good standing under the laws of BVI;

     (b) has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as is now conducted; and has complied with its constitutional or organizational documents in all respects, and none of the activities, agreements, commitments, obligations or rights of Sharp Edge is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

     (c) is qualified as a foreign corporation in all jurisdictions in which qualification is required;

     (d) has made available to KongZhong a copy of all of its directors' and shareholders' minutes and/or resolutions. Each copy is true, correct, up-to-date and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of Sharp Edge since the time of establishment of Sharp Edge up to, and including, the date of this Agreement and accurately reflects all transactions referred to in such minutes and/or resolutions;

     (e) has properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of the constitutional or organizational documents of Sharp Edge supplied to KongZhong are true, accurate, up-to-date and complete;

     (f) has filed or delivered all returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority in respect of Sharp Edge; and

     (g) has not given any powers of attorney currently in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on behalf of Sharp Edge.

6.2  Sharp Edge WFOE's Corporate Organization and Authority.

     Sharp Edge WFOE:

     (a) is a wholly foreign-owned enterprise duly established, validly existing and is authorized to exercise all its corporate powers, rights, and privileges under the laws of the PRC;

     (b) is duly approved by the relevant PRC governmental authorities and has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as is now conducted, and as authorized to be conducted under its current business license; has complied with its constitutional or organizational documents in all respects, and none of the activities, agreements, commitments, obligations or rights of Sharp Edge WFOE is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

     (c) is qualified as a foreign corporation in all jurisdictions in which qualification is required;

     (d) has made available to KongZhong a copy of all of its directors' and shareholders' minutes and/or resolutions. Each copy is true, correct, up-to-date and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of Sharp Edge WFOE since the time of establishment of Sharp Edge WFOE up to, and including, the date of this Agreement and accurately reflects all transactions referred to in such minutes and/or resolutions;

     (e) has been duly approved by the relevant authorities in the PRC as a wholly foreign-owned enterprise held by Sharp Edge, and enjoys the preferential treatment and benefits (including but not limited to the preferential tax treatment) available generally to wholly foreign-owned enterprises under applicable PRC laws;

     (f) has properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of the constitutional or organizational documents of Sharp Edge WFOE supplied to KongZhong are true, accurate, complete and up-to-date;

     (g) has filed or delivered all returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority in respect of Sharp Edge WFOE; and

     (h) has not given any powers of attorney currently in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on behalf of Sharp Edge WFOE.

6.3  Xinrui's Corporate Organization and Authority.

     Xinrui

     (a) is a limited liability company duly established, validly existing and is authorized to exercise all its corporate powers, rights and privileges under the laws of PRC;

     (b) has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted and as is authorized to be conducted under its current business license; has complied with its constitutional or organizational documents in all respects, and none of its activities, agreements, commitments, obligations or rights is ultra vires, unauthorized or in violation of such constitutional or organizational documents or any applicable laws;

     (c) is qualified as a foreign corporation in all jurisdictions in which qualification is required;

     (d) has made available to KongZhong Nominee, or as the case may be, KongZhong, a copy of all of its directors' and shareholders' minutes and/or resolutions. Each copy is true, correct, up-to-date and complete and contains all amendments and all minutes of meetings and actions taken by the shareholders and directors of Xinrui since the time of the establishment of Xinrui up to, and including, the date of this Agreement and accurately reflects all transactions referred to in such minutes and/or resolutions;

     (e) has properly kept all books, records and registers required to be kept by it under any applicable laws, and the copies of its constitutional or organizational documents supplied to KongZhong Nominee, or as the case may be, KongZhong, are true, accurate and up-to-date;

     (f) has filed or delivered all returns, particulars, resolutions and other documents required to be filed with or delivered to any governmental authority; and

     (g) has not given any powers of attorney currently in force, and there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on behalf of Xinrui.

6.4  Capitalization of Sharp Edge.

     (a) Capital Stock. As of the date of this Agreement, the authorized capital of Sharp Edge consists of one (1) ordinary share, of which exactly one (1) ordinary share has been duly and validly issued and fully paid.

     (b) Other Securities. As of the date of this Agreement and save for those contemplated by the Transaction Documents, there are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel Sharp Edge to increase or decrease its registered capital or to issue, repurchase or redeem any equity securities of Sharp Edge.

     (c) Shareholders. Ho Chi Sing owns all of the Sharp Edge Shares free and clear of all Encumbrances and has valid and legal title to the Sharp Edge Shares to transfer to KongZhong pursuant to the terms and conditions of this Agreement.

6.5  Capitalization of Sharp Edge WFOE.

     (a) Registered Capital. The total investment of Sharp Edge WFOE is US$150,000 and the registered capital of Sharp Edge WFOE is US$150,000. Sharp Edge at all times holds one hundred percent (100%) of the equity interest in Sharp Edge WFOE free and clear of all Encumbrances. Such capitalization of Sharp Edge WFOE and the ownership of Sharp Edge WFOE by Sharp Edge have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked.

     (b) Other Securities. There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel Sharp Edge WFOE to increase or decrease

          Sharp Edge WFOE's total investment or registered capital, or to issue, repurchase or redeem any of such registered capital.

6.6  Capitalization of Xinrui.

     (a) The registered capital of Xinrui is RMB10,000,000. All of the Xinrui Shareholders have fully paid the requisite amount into the registered capital of Xinrui in the amount and within the time limit as required by the relevant PRC authorities.

     (b) An accurate and complete list of Xinrui's shareholders and the capital structure is set forth in Schedule 1.

     (c) The Persons identified in Clause 6.6(b) are the only Persons with direct or indirect interests in the equity capital of Xinrui, and each such Person holds its respective legal and valid interests in Xinrui free and clear of all Encumbrances, except as provided under the Restructuring Documents. None of such Persons will transfer, alienate or dispose of any direct or indirect interest in Xinrui or create any Encumbrance over any such interest except as required pursuant to this Agreement or the Restructuring Documents.

     (d) Save for those contemplated in the Transaction Documents, there are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel Xinrui to increase or decrease its total investment or registered capital or to issue, repurchase or redeem any of such registered capital.

6.7  Subsidiaries.

     (a) Save for the Subsidiaries of Sharp Edge listed in Schedule 3, Sharp Edge is not the direct or indirect legal or beneficial owner of any share, equity, membership, partnership or ownership interest in any other Person.

     (b)  The particulars of the Subsidiaries of Sharp Edge set forth in
          Schedule 3 are true and accurate in all respects and the percentage of the share capital showed therein as owned by Sharp Edge is beneficially owned free from all Encumbrances.

     (c) There is no agreement or arrangement in force which calls for the present or future issue or sale of, or grant to any person the right (whether conditional or otherwise) to call for the issue, sale or transfer of any share or loan capital of any of the Subsidiaries of Sharp Edge (including any option, notes, warrants or other securities or rights convertible or ultimately convertible into stock, shares or equity interests in any of the Subsidiaries of Sharp Edge).

     (d) At the date of this Agreement, each of Sharp Edge WFOE and Xinrui does not have any Subsidiaries, and is not participant in any joint venture, partnership, or other similar arrangement except for the arrangements contemplated in the Restructuring Documents. From the date of this Agreement up to the Closing, none of the Group Companies will acquire any Subsidiaries or become party to any joint venture except as may be required by the Restructuring Documents.

6.8 Financial Statements.

     (a)  General.

          (i) The Financial Statements attached hereto as Exhibit D have been prepared in accordance with the requirements of the relevant statutes and on a consistent basis in accordance with the PRC GAAP and, at all times, are consistent with and do not contravene the accounting policy of KongZhong attached hereto as Exhibit E.

          (ii) No change in the policies of accounting have been made in preparing the accounts of each of the Group Companies for each of the previous financial periods of each of the Group Companies ended on the Balance Sheet Date, except as stated in the audited balance sheets and profit and loss accounts for such period.

          (iii) The Financial Statements attached hereto as Exhibit D show a true and fair view of the assets, liabilities, capital commitments and the state of affairs of each of the Group Companies as at the Balance Sheet Date and of the profits and losses of each of the Group Companies for the period concerned.

     (b) Provision for liabilities, etc. Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence at the Balance Sheet Date have been made in the Financial Statements.

     (c) Extraordinary/exceptional items. The results shown by the Financial Statements on the Balance Sheet Date have not (save for therein disclosed) been affected by an extraordinary or exceptional or non-recurring item or by any other circumstances rendering the profits or losses for the period covered by the Financial Statements unusually high or low.

     (d) Provision for Taxation. The Financial Statements reserve or provide in full for all Taxation for which a Group Company was liable at the Balance Sheet Date, and whether or not the Group Company has or may have any right of reimbursement against any other Person, the Financial Statements have provided for in full for any contingent or deferred liability to Taxation.

     (e) Acquisition of assets. None of the Group Companies' assets has been acquired for any consideration in excess of its net realizable value at the date of such acquisition or otherwise than by way of an arm's length transaction.

     (f) Depreciation. The rates of depreciation adopted in the Financial Statements were sufficient for each fixed asset of a Group Company to be written down to nil by the end of its useful life.

     (g) Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Company have been fully properly and accurately kept and completed; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and trading position of the Group Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.

6.9  Changes since Balance Sheet Date.

     (a)  General Changes. Since the Balance Sheet Date:

          (i) the business of each of the Group Companies has been carried on in the ordinary course and maintained as a going concern; and

          (ii) there has been no adverse change in the financial position or trading prospects of each of the Group Companies.

     (b)  Specific Changes. Since the Balance Sheet Date:

          (i) no Group Company has disposed of any asset (including trading stock) other than in the ordinary course of carrying on its business;

          (ii) no Group Company has assumed or incurred any liabilities (actual or contingent) or expenditure otherwise than in the ordinary course of carrying on its business or entered into any transaction which is not in its ordinary course of business;

          (iii) none of the amounts under any guarantees or secured by the mortgages, charges, liens or Encumbrance disclosed in the Financial Statements has been increased beyond the amount shown in the Financial Statements and no guarantee, mortgage, charge, lien or Encumbrance has been entered into, given or created since the Balance Sheet Date;

          (iv) no business of any of the Group Companies has been adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and none of the Warrantors are aware of any facts which are likely to give rise to any such effects;

          (v) subject to Clause 13.1, no dividends, bonuses or distributions have been declared, paid or made by any Group Company;

          (vi) no Group Company has changed its financial year end;

          (vii) save for resolutions copies of which have been delivered to KongZhong (or as the case may be, KongZhong Nominee) prior to the date of this Agreement or which are required to be passed by any Group Company prior to Closing in order to satisfy the conditions set out in Clause 10, no board or shareholders' resolutions of any of the Group Companies have been passed;

          (viii) there has not been any waiver or compromise granted by any Group Company of a valuable right owned by it or of a material debt owing to it; and

          (ix) there has been no change to any material contract or agreement which any Group Company or any of its assets is bound by or subject to.

6.10 Taxation.

     (a)  General.

          (i) The provisions for Taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of each such Financial Statements. Each Group Company has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation and has complied in all respects with all legislation relating to Taxation applicable to it.

          (ii) Each Group Company has timely made or filed all such returns, notifications and reports, provided all such information and documents and maintained all such records in relation to Taxation as are required to be made or provided or maintained by it, all such returns, notifications, reports, information, documents and records are true and correct and none is disputed by any relevant governmental authority.

          (iii) Each Group Company is not and does not expect to be involved in any dispute in relation to Taxation and there is no relevant governmental authority which has investigated or indicated that it intends to investigate the Tax affairs of any Group Company.

     (b) Duties, etc. All duties, charges, imposts or fees payable in respect of any assets (including trading stock) imported, exported or owned by the Group Company have been paid in full.

     (c) Payments and Interest. No Group Company is under any obligation to make at any time any payments of interest or any annual payments for which no relief will be received, whether as a deduction or charge on income.

     (d) Deductions and Withholdings. Each Group Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

     (e) Overseas Business. Other than Sharp Edge, each of the Group Companies have only carried on their trade, business or other activities in the PRC and in addition to Clause 6.7(d), do not have any overseas subsidiary or associated or related company (as such terms are used in relation to Tax in any foreign country).

     (f) Secondary Liability. No event, transaction, act or omission has occurred which could result in a Group Company becoming liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person other than the Group Company.

6.11 Changes in Net Assets. Since the Balance Sheet Date and at all times up to the date of Closing, no material changes have occurred in the assets and liabilities (whether actual or contingent) shown in the Financial Statements and there has been no material reduction in the value of the net tangible assets of any of the Group Companies on the basis of the valuations adopted in the Financial Statements.

6.12 Assets and Liabilities.

     (a)  Title and Condition.

          (i) The assets included in the Financial Statements or acquired since the Balance Sheet Date (other than trading stock subsequently disposed of in the ordinary course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof) and all assets used by each of the Group Companies:

               (A) are legally and beneficially owned by the Group or one of the Group Companies free from all Encumbrances;

               (B) are not the subject of any agreement for lease, hire, hire purchase or sale on deferred terms;

               (C) are in the possession or under the control of the Group Companies or one of the Group Companies; and

               (D)  are situated in the PRC.

          (ii) The assets owned, possessed or used by the Group comprise all the assets required to enable the Group to carry on its business in the ordinary course.

          (iii) The assets register of each Group Company comprises a complete and accurate record of all the lands, buildings, plants, machineries, equipment or vehicles and other assets owned or possessed or used by the Group Company.

          (iv) All assets owned or used by each Group Company are in good repair, condition and working order, have been regularly and properly maintained and none is dangerous, inefficient, out-of-date, unsuitable for its intended purpose or is in need of renewal or replacement or substantial repair.

          (v) Maintenance contracts are in full force and effect in respect of all assets of each Group Company which is normal or prudent to be maintained by independent or specialist contractors; and in respect of all assets which each Group Company is obliged to maintain or repair under any leasing or similar agreement, all such assets have been regularly maintained to the required standard, and in accordance with safety regulations required or prudent to be observed in relation thereto and in accordance with the terms and conditions of any applicable leasing or similar agreement.

     (b)  Book Debts.

          (i) No part of the amount shown in the books of account of any Group Company in respect of debtors is represented by debts which are more than three months overdue for payment or by debts in respect of arrangements made otherwise than in the ordinary course of any such Group Company's business.

          (ii) No debt has been released by any Group Company on terms whereby the debtor paid less than the book value of his debt and no debt owing to any such Group Company has been deferred, subordinated or written off or has been proven to any extent to be irrecoverable.

     (c) General Liabilities. Except as set forth in Schedule 4, no Group Company has any material obligations or liabilities of any nature, whether accrued, absolute or contingent, whether liquidated or unliquidated, and whether now due or to become due, except those obligations or liabilities incurred in the ordinary course of business of such Group Company.

     (d) Material Debts. Except as set forth in Exhibit A, no Group Company owes any other debts to the Persons listed in Exhibit A.

6.13 Corporate Power. Each Warrantor has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations under the terms of the Transaction Documents to which it is a party including, where applicable to the relevant Warrantor, to transfer the Sharp Edge Shares to KongZhong and to transfer the Xinrui Shares to KongZhong Nominee.

6.14 Authorization. All corporate action on the part of each Group Company and its shareholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transaction Documents to which it is a party, and, at the Closing, for the authorization, issuance, and delivery of the Shares, has been taken. When executed and delivered by it, and assuming that the execution and delivery by the other parties thereto are valid and binding obligations on that other parties, the Transaction Documents constitute legally binding and valid obligations of the Group Company enforceable in accordance with their respective terms.

6.15 Validity of Shares. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully-paid and non-assessable and will be free of any preemption or similar rights, liens or Encumbrances.

6.16 Changes in Condition. Except as specifically contemplated by this Agreement and pursuant to the Restructuring Documents, since the Balance Sheet Date:
     (a) no Group Company has entered into any transaction except in its ordinary course of business; (b) there has been no Material Adverse Event with respect to any Group Company; (c) no Group Company has incurred any Tax liability except in the ordinary course of business; (d) there has been no resignation or termination of employment of any Management Team of any Group Company, and there is no impending resignation or termination of employment of any Management Team of any Group Company that, if consummated, would constitute a Material Adverse Event; (e) there has been no labor dispute involving any Group Company or any of its respective employees and none is pending or threatened that could result in a Material Adverse Event; (f) there has been no waiver by any Group Company of a valuable right or debt owing to such member which would constitute a Material Adverse Event, (g) there has not been any satisfaction or discharge of any lien, claim, or Encumbrance, or any payment of any obligation by any Group Company, except in the ordinary course of business and (h) there has been no change to a contract or arrangement by which or to which any Group Company or any of its assets or properties is bound or subject.

6.17 Litigation. There is no action, proceeding, or investigation against any Group Company, pending or threatened, or any basis for any such action, proceeding, or investigation, including (without limitation) any action, proceeding or investigation that challenges or calls into question the validity of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, or that would result, either individually or in the aggregate, in any Material Adverse Event. There is no judgment, decree, or order of any court in effect against any Group Company, and none of the Group Company is in default with respect to any order of any governmental authority to which it is a party or by which it is bound. There is no action, suit, proceeding, or investigation by any Group Company currently pending or which any Group Company presently intends to initiate.

6.18 Title to Properties; Liens and Encumbrances. Each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets as set forth in the Financial Statements, and has good title to all its leasehold interests, in each case free from any Encumbrance. With respect to the properties and assets leased by a Group Company, that Group Company is in compliance with any such leases to which it is a party, and such leases are in full force and effect. Each Group Company owns or leases all properties and assets necessary to conduct the business, as presently conducted and proposed to be conducted.

6.19 Intellectual Property Rights.

     (a) The Group Companies have independently developed and own or possess sufficient legal rights to all Intellectual Property Rights (including registrations and applications to register or renew such rights), and licenses of any of the foregoing necessary for its business as now conducted and as proposed to be conducted (collectively, the "GROUP INTELLECTUAL PROPERTY"), without any infringement of the rights of others. Schedule 5 contains true, complete and accurate lists of all Intellectual Property Rights presently used by each Group Company or necessary for the conduct of the Group Company's business (or the Group's business as a whole) as currently being conducted or proposed to be conducted, and the Group Companies own, or have the right to use under the agreements, all the Intellectual Property Rights set out in
          Schedule 5. There are no outstanding options, licenses or agreements of any kind relating to the Group Intellectual Property, nor is any Group Company bound by or are parties to any options, licenses or agreements of any kind with respect to the Group Intellectual Property of any other person or entity except, in either case, for standard end-user agreements with respect to "off-the-shelf" computer software that is generally commercially available. Each Group Company is in compliance with all material terms of any licenses by which it uses any Group Intellectual Property, and each such license is in full force and effect. Each licensor thereof is in compliance with all material terms of the respective license. No Group Company is aware of the existence of any fact or circumstance that would give the licensor thereof grounds under the terms of such license to cancel, terminate or suspend such license. There is no expectation by any Group Company that any licenses material to the operation of the Group Companies will not be renewed in the ordinary course of business on terms that are commercially reasonable which will result in a Material Adverse Event. No Group Company has received any communications alleging that it has violated or, by conducting its businesses as presently conducted or proposed to be conducted, would violate any of the Intellectual Property Rights of any other person or entity. To the Knowledge of the Warrantors, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Group Companies, or that would conflict with the Group Companies' business as presently conducted or proposed to be conducted. To the Knowledge of the Warrantors, it is not necessary for any Group Company to utilize any Intellectual Property Rights of any employees of the Group made prior to employment by the Group, except for Intellectual Property Rights that have been assigned to such Group Company.

     (b) Other than pursuant to the Transaction Documents, none of the Group Companies or the Warrantors and the Management Team has entered into any agreement to indemnify any other person against any charge of infringement or misappropriation of any Group Intellectual Property.

     (c) Each Group Company has taken all necessary action to protect and preserve (i) the validity and enforceability of trade and service marks and associated goodwill included in the Group Intellectual Property; (ii) the enforceability of copyrights and the confidentiality, validity and enforceability of pending patent applications included in the Group Intellectual Property; (iii) the validity and enforceability of patents included in the Group Intellectual Property; and (iv) the confidentiality and enforceability of trade secrets and the confidentiality of other proprietary information included in the Group Intellectual Property.

     (d) No trade secret or confidential information constituting Group Intellectual Property has been used, divulged or appropriated for the benefit of any person other than Sharp Edge, Sharp Edge WFOE or Xinrui or otherwise to the detriment of the Group Companies, except pursuant to appropriate non-disclosure agreements. None of the Warrantors, Management Team, current employees or consultants of the Group Companies has used any trade secrets or other confidential information of any other Person in the course of work for the Group Companies, except with the legally valid consent of such

          Person.

     (e) No Group Company has any written agreements or, to the Knowledge of the Warrantors, any oral agreements with current or former employees or consultants with respect to the ownership of Group Intellectual Property, including inventions, trade secrets or other works created by them as a result of which any such employee or consultant may have exclusive or nonexclusive rights to any portion or part of the Group Intellectual Property created by such individual.

     (f) Each Management Team will execute an intellectual property assignment, non-competition and confidentiality agreement with the relevant Group Company by the date of the Closing. To the Warrantors' best Knowledge, none of Management Team and key technical employee employed by any Group Company, current or former officer, employee or consultant of the Group Companies are in violation of any term of any written employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenants relating to the right of any Warrantor, Management Team, officer, employee, consultant or person to be employed or engaged by the Group Companies, or relating to the use of trade secrets or proprietary information of others, and no former employer of any such person has any rights in respect of the Group Intellectual Property.

     (g) The Group does not use any processes nor is it engaged in any activities which involve the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information ("IP CONFIDENTIAL Information") belonging to any third party. To the Knowledge of the Warrantors, there has been no actual or alleged misuse by any Person of any IP Confidential Information. To the Knowledge of each of the Warrantors, none of the Warrantors and current or former officers, employees or consultants of the Group have disclosed to any Person any IP Confidential Information except where such disclosure was properly made in the normal course of the Group Companies' business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such IP Confidential Information and is restrained from further discussing it or using it other than for the purposes for which it was disclosed by the Group Companies.

     (h) No royalty, honorarium, fees or other payments are payable by a Group Company to any third party by reason of the ownership, possession, sale, marketing, use or other exploitations of any Group Intellectual Property.

     (i) No government funding, facilities of any university, college or other educational institution or research center of funding from third parties (other than funds received in consideration of capital stock of any Group Company or issuance of debt) was used in the development of any Group Intellectual Property.

     (j) No Public Software (A) was or is used in connection with the development of any Group Intellectual Property, or (B) was or is incorporated in whole or in part, or has been distributed in whole or in part in conjunction with any product or serviced provided by any Group Company. "Public Software" means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (such as, without limitation, Unix or Linux) or similar licensing or distribution models, including but not limited to, software licensed or distributed under any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g. PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

6.20 Contracts.

     (a)  Validity of Contracts.

          (i) No Group Company is in breach of or has Knowledge of any breach, any invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Group Company is a party including the contracts between KongZhong and the relevant Operators attached hereto as Exhibit F ("MATERIAL OPERATING CONTRACTS"), nor has it received notice of any intention to terminate any such agreement or repudiate or disclaim any other transaction.

          (ii) To the Knowledge of each of the Warrantors, no party with whom a Group Company has entered into any agreement or arrangement, including the Material Operating Contracts, is in default thereunder being a default which would have a Material Adverse Event on the Group Company and there are no circumstances likely to give rise to any such default.

          (iii) No Group Company is a party to any contract which, by reason of the sale of the Shares or any provision of this Agreement and/or the Transaction Agreements, gives any other contracting party the right to terminate the contract or create or increase any obligation on the Group Company (whether to make payment or otherwise) to any person.

     (b) Material Contracts. Other than the Material Operating Contracts, no Group Company has material or long term contract or commitment binding upon it including but not limited to:

          (i) any contract entered into otherwise than in the ordinary course of business;

          (ii) any agreement or arrangement otherwise than by way of an arm's length transaction;

          (iii) any sale or purchase option or similar contract or arrangement affecting any assets owned or used by the Group Company or by which the Group Company is bound;

          (iv) any contract which cannot readily be fulfilled or performed by the Group Company on time or without undue or unusual expenditure of money or effort;

          (v) any agreement whereby the Group Company is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association;

          (vi) any agreement whereby the Group Company is, or has agreed to become, a party to any distributorship or agency agreement;

          (vii) any agreement with a customer which constitutes five percent (5%) or more of the annual sales of the Group Company on an annual basis;

          (viii) any agreement with a supplier which constitutes five percent (5%) or more of the total supply of that Group Company on an annual basis;

          (ix) any agreement pursuant to which the Group Company or any of its subsidiaries license or obtain licenses to, or have arranged for the development of, Intellectual Property Rights;

          (x)  any agreement with manufacturing subcontractors; and

          (xi) any inter-company agreements and arrangements between any Group Companies.

     (c) Restrictive Agreements. Save for the Transaction Documents, there are no agreements in force restricting the freedom of any Group Company to provide and take goods and services or to manage its own business affairs by such means and from and to such persons as it may from time to time think fit.

     (d) Guarantee etc. in respect of goods or services. Save for any condition or warranty implied by law or contained in its standard terms of business or otherwise given in the ordinary course of business, no Group Company has given guarantee or warranty or made any representation in respect of goods (including trading stock) or services supplied or contracted to be supplied by it or nor has it accepted any obligation that could give rise to any liability after any such goods or services has been supplied by it.

     (e) Agreement with Shareholders. Other than the Transaction Documents, neither Sharp Edge nor Xinrui has entered into any agreement with, or given any undertaking or assurance to, any of its existing shareholders or its Affiliates.

     (f) Restriction on Transfer of Equity Interests by Warrantors. Other than as required by the Transaction Documents, there are no agreements binding on a Warrantor which prohibit or restrict the sale, disposal or transfer of any equity securities (or any interests therein) owned by the Warrantor.

6.21 Compliance with Other Agreements. None of the Group Companies is in violation of any term or provision of its memorandum or articles of association or equivalent constitutive documents as in effect at the date of this Agreement. None of the Group Companies is in violation of any term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment or any decree, order, statute, rule, or regulation applicable to the Group Company. Neither the execution nor delivery of the Transaction Documents, nor the conduct or carrying on of the Group Companies' business as presently conducted or proposed to be conducted, with or without the passage of time, the fulfillment of certain conditions, the making of any determination, or the giving of notice or a combination of any of them or otherwise, will conflict with or result in a breach of or violate the terms of, or constitute a default under:

     (a) any provision of the memorandum or articles of association or equivalent constitutive documents of any Group Company as in effect at the Closing;

     (b) any provision of any judgment, decree or order to which any Group Company is a party or by which it is bound;

     (c) any indebtedness, mortgage, indenture, agreement, security, contract, obligation, commitment, covenant or instrument to which a Group Company is a party or by which it is bound; or

     (d) any statute, rule, or governmental regulation applicable to any Group Company.

6.22 Employee Relations and Compensation Plans.

     (a)  General.

          (i) Other than the employment agreements set forth in Schedule 6, there are not in existence any contracts of service with directors of the Warrantors nor any consultancy or management agreements with the Group Companies.

          (ii) There are not in existence any contracts of service with employees of the Group Companies which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation and no Group Company has received notice of resignation from any key employees or directors.

          (iii) There are no existing contracts of service with any employees of any Group Company carrying remuneration and of all directors entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual rate since the incorporation of such Group Company, in excess of US$50,000 per annum per person.

          (iv) The basis of the remuneration payable to the directors or employees of any Group Company is the same or lower than that in force at the Balance Sheet Date and Sharp Edge or Xinrui is under no obligation nor has it made any provision to alter such basis.

          (v) There are no amounts owing to any present or former directors or employees of any Group Company other than remuneration accrued due or for reimbursement of business expenses.

          (vi) There is no agreement or understanding (contractual or otherwise) between any Group Company and any employee or ex-employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment (as the case may be).

     (b) Payments on termination. Save to the extent (if any) to which provision or allowance has been made in the Financial Statements:

          (i) No liability has been incurred by any Group Company for breach of any contract of service, contract for services, payments under any applicable laws or for any other obligations resulting from and accruing after the termination of any contract of employment or for services; and

          (ii) No Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any dependant of any such former director or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

     (c) Compliance with relevant legislation, etc. Each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees):

          (i) complied with all obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees; and

          (ii) maintained current, adequate and suitable records regarding the service of each of its employees.

     (d) Proprietary Information and Inventions Agreements. Each former and current employee, officer and consultant of each Group Company has executed a form of agreement which provides that all Intellectual Property Rights which arise during the course of their employment or engagement by the Group Company shall belong to such Group Company.

     (e)  Trade Union. No Group Company:

          (i) has any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them nor does it recognize any trade union or other body representing its employees or any of them for negotiating purposes; or

          (ii) is involved in any industrial or trade disputes or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organization or body of employees and there are no circumstances likely to give rise to any such dispute.

     (f) Incentive Schemes. No Group Company has in existence nor is it proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other such incentive scheme for all or any of its directors or employees.

6.23 Transactions with Affiliates. Except as required in the Restructuring Documents or as otherwise set forth in Schedule 7, (i) no director or Management Team of any Group Company, no spouse, parent, sibling or children of any such director or Management Team, and no entity Controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from any Group Company other than in the ordinary course of business; and (ii) no director or Management Team of any Group Company, no spouse, parent, sibling or children of any such director or Management Team, and no entity Controlled by any of the foregoing, has any direct or indirect ownership interest in any Affiliate of any Group Company or in any firm or corporation that competes with any Group Company.

6.24 Governmental and Third Party Consents.

     (a) Except as set forth in Schedule 8, as of Closing, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority on the part of any Group Company will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents which has not already been secured or effected prior to the Closing.

     (b) Except as set forth in Schedule 8, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any state, local, or provincial governmental authority on the part of any Group Company is required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents.

6.25 Permits. Each Group Company has all franchises, permits, licenses, and any similar governmental authority necessary for the conduct of its business as now being conducted ("LICENSES"). Each of the Licenses is in full force and effect and a list of such Licenses is attached hereto as Exhibit G. None of the Group Companies is in default in any respect under any of its Licenses and has not received any notice relating to the suspension, revocation or modification of any such Licenses and has no Knowledge of any event or occurrence or act or omission on the part of any Group Company or the Group as a whole for the period from the date of this Agreement until the date of the Closing that would or should serve as sufficient notice to the Group or the relevant Group Company, or that would or should serve as sufficient ground, for the suspension, revocation or modification of any such Licenses.

6.26 Full Disclosure. Each of the Warrantors has provided KongZhong, or as the case may be, KongZhong Nominee, with (a) all the information that KongZhong, or as the case may be, KongZhong Nominee, has requested in connection with deciding whether to purchase the Shares, and (b) all information necessary to enable KongZhong, or as the case may be, KongZhong Nominee, to make a fully informed decision as to whether or not to purchase the Shares, all such information being true, accurate and complete in all respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other Transaction Documents, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

6.27 Brokers and Finders. None of the Warrantors has retained any investment banker, broker, or finder and there are no fees or charges due or payable to third parties (other than reasonable legal fees) in connection with the transactions contemplated by this Agreement.

6.28 Prior Rights. Neither Sharp Edge nor Xinrui has granted any right to any holder of the Sharp Edge Shares or the Xinrui Shares (other than KongZhong and KongZhong Nominee) which is preferential in nature to the rights exercisable by KongZhong under the Sharp Edge Shares and KongZhong Nominee under Xinrui Shares.

6.29 Enjoyment of Economic Benefits. Sharp Edge, through Sharp Edge WFOE, enjoys all of the economic benefits and has full control in Xinrui as derived from the Restructuring Documents.

6.30 Due Execution and Delivery of Restructuring Documents. Each of the Restructuring Documents to which a Warrantor is a party has been duly executed and delivered by that Warrantor and constitutes valid and binding obligations on that Warrantor, enforceable in accordance with their respective terms.

6.31 Penalty. None of the Group Companies have been imposed with any form of penalty, fines, sanctions, suspensions, monetary or otherwise, which has not already been settled in full or set aside, and none of the Group Companies have received any form of notice (verbal or written) with respect to any penalty, fines, sanctions, suspensions, and to the best Knowledge of each Group Company, it is not aware of any penalty, fines, sanctions, suspensions that may be imposed upon it or any events, circumstances, conditions or facts which may result in the imposition of the penalty, fines, sanctions, suspensions upon it which will result in a Material Adverse Event.

6.32 Non-default on non-competing agreements. None of the Management Team is in breach of any non-competing agreements, including without any limitation, any contract for services, contract of services or any employment contract with any other Person.

6.33 Ownership of Shares and U.S. Residency. Ho Chi Sing represents and warrants that he (i) is the registered and beneficial owner of all the outstanding equity securities of Sharp Edge (including any options and warrants to acquire such equity securities) and (ii) is a resident of Hong Kong and
     (iii) is not a U.S. resident and was not a U.S. resident at any time during the negotiations leading to this Agreement, and further that he will not be acquiring the Earn-Out Shares for the account or benefit of a U.S. person as defined in Rule 902(k) under the Securities Act.

7. Representations and Warranties of KongZhong, and as the case may be, KongZhong Nominee.

     As of the date hereof, KongZhong represents and warrants to the Warrantors as follows:

7.1 Authorization. KongZhong has obtained all the relevant corporate authorities that are required for the execution, delivery and performance of this Agreement and KongZhong Nominee has obtained all the relevant corporate authorities that are required for the execution, delivery and performance of the Xinrui Share Purchase Agreement. When executed and delivered by it, and assuming that the execution and delivery by the other parties thereto are valid and binding obligations on that other parties, this Agreement will constitute a legally valid and binding obligation of KongZhong, and the Xinrui Share Purchase Agreement will constitute a legally valid and binding obligation of KongZhong Nominee, both enforceable in accordance with their terms.

7.2 Organization and Authority. It (i) is an entity duly established and validly existing under the laws of its jurisdiction of incorporation, and
     (ii) has the power and authority to enter into and (to the extent performance is required of it) to perform the Transaction Documents to which it is a party.

7.3 Government Approval. Except for those disclosed and specified in this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with any state, local or provincial governmental authority on the part of KongZhong or KongZhong Nominee is required in connection with the execution, delivery of the Transaction Documents to which it is a party, and the performance of obligations contemplated under the Transaction Documents to which it is a party.

7.4 Good Faith. Each of KongZhong and KongZhong Nominee warrants that it shall act in good faith in the course of valuing Xinrui as provided herein.

8.   Additional Covenants.

8.1 Resolutions, Contracts or Commitments. Each of the Warrantors, severally and jointly, covenants with KongZhong, and the case may be, KongZhong Nominee, that, except as required by this Agreement or the Transaction Documents, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed nor shall any contract or commitment (other than commercial agreements entered into in the ordinary course of business) be entered into from the date of this Agreement up to, and including Closing without the written consent of KongZhong.

8.2 Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted by this Agreement or any of the Transaction Documents or with the written consent of KongZhong, from the date of this Agreement and at all times up to and including Closing, each of the Warrantors undertakes, and shall cause each Group Company to comply with, the following restrictions and requirements:

     (a) carry on its business prudently in the usual and ordinary course consistent with past practice and, subject to the compliance with applicable laws, use its best efforts to preserve its relationships with customers, suppliers and other third parties having business dealings with any of the Group Companies;

     (b) not amend, alter or repeal, whether by merger, reclassification or otherwise any provision of its memorandum or articles of incorporation, and other by-laws or equivalent constitutional documents;

     (c) not increase, reduce, consolidate, sub-divide or cancel its authorized capital or total investment or issued capital or registered capital;

     (d)  not change its name or the name under which it carries on business;

     (e)  not change its jurisdiction of incorporation;

     (f)  not make any composition or arrangement with its creditors;

     (g) not pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

     (h) not change its nature or scope (including the geographical scope) of the business or not commence or carry on any type of business not ancillary or deviating from its existing business; not consolidate or merge with any other business, which is not part of its existing business of as at the date of this Agreement;

     (i) not offer, sell or issue, or enter into any agreement or issue any instrument providing for the offer, sale or issuance (contingent or otherwise) of, any shares or convertible securities, or any equity securities of any of the Group Companies;

     (j) not increase the number of shares available for grant or issuance under any share option plan or other share incentive plan or arrangement or make any amendment to or terminate any such plan or arrangement;

     (k) not make any investment or incur any commitment other than in the ordinary course of business;

     (l) not borrow any sum which when aggregated with all other outstanding borrowings of the Group Companies exceeds US$10,000;

     (m) not sell, dispose of or transfer any of its assets, business or shares;

     (n) not create any Encumbrance (other than a lien arising by operation of law) over the whole or any part of its undertaking, property or assets;

     (o) not enter into any contract for transaction or expenditure the value of which exceeds US$10,000 unless with the prior written consent of KongZhong and not to enter into any contract other than in the ordinary course of business and on arm's length terms; and

     (p) not make any loan or advance or give any credit (except trade credit to customers in the ordinary course of business); not to give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person.

8.3 Subsequent Disclosure. Subject to Clause 8.4, if at any time before Closing, any of the Warrantors comes to know of any fact or event which, save for any matter already qualified herein by specific reference to any Schedule hereto:

     (a) is in any way inconsistent with any of the representations and warranties given by any of the Warrantors resulting in a Material Adverse Event,

     (b) suggests that any fact warranted by any of the Warrantors may not be as warranted or may be misleading resulting in a Material Adverse Event, and/or

     (c) would be material to any decision made by KongZhong or KongZhong Nominee of whether or not to consummate the share purchase transactions under this Agreement and the Xinrui Share Purchase Agreement,

     (d) the Warrantor shall give immediate written notice thereof to KongZhong, or as the case may be, KongZhong Nominee and the other Parties and rectify the matters to the satisfaction of KongZhong within five (5) Business Days from the date the written notice is delivered to KongZhng or KongZhong Nominee, and in the event the Warrantor fails to rectify the matters to the satisfaction of KongZhong within the 5-day period, KongZhong, or as the case may be, KongZhong Nominee, may terminate this Agreement without any penalty whatsoever, by delivering written notice of such termination, within fourteen (14) Business Days from the expiration of the 5-day period.

8.4 Force Majeure. Any Party shall be entitled to terminate this Agreement if any representation or warranty contained in this Agreement is or becomes untrue, incomplete or inaccurate as a consequence of any Force Majeure Event between the time of signing of this Agreement up to the Closing Date. For purposes of this Agreement, "FORCE MAJEURE EVENT" shall mean acts of God, natural disasters, war, fire, strike, riots, change in law or any other events which are unforseeable and cannot be overcome and cannot be avoided by the prevented Party

9.   Confidentiality and Announcements.

9.1 Disclosure of Terms. KongZhong shall have the right to disclose any information with respect to the transactions contemplated in the Transaction Documents at its sole discretion. Each Warrantor acknowledges that the terms and conditions (collectively, the "TRANSACTION TERMS") of the Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by any of the Warrantors to any third party except in accordance with the provisions set forth below.

9.2 Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary, a Warrantor may disclose:

          (i) information which was in the public domain or otherwise known to the Warrantor before it was furnished to the Warrantor by KongZhong, or as the case may be, by KongZhong Nominee or, after it was furnished to the Warrantor, entered the public domain otherwise than as a result of a breach by the Warrantor of this Clause 9;

          (ii) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain Tax or other clearances or consents from any relevant authority; or

          (iii) any information which has previously been disclosed by KongZhong to any party other than to each of the Warrantors.

9.3 Legally Compelled Disclosure. In the event that any Warrantor is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Transaction Terms in contravention of the provisions of this Clause 9, such Party ("DISCLOSING PARTY") shall provide the other Parties ("NON-DISCLOSING PARTY") with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

9.4 Other Information. The provisions of this Clause 9 shall be in addition to, and is not in substitution for, any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated in this Agreement.

10.  Conditions to KongZhong's Obligations at the Closing.

     The obligations of KongZhong under Clause 3 of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions, any of which may be waived in writing by KongZhong:

10.1 Representations and Warranties. The representations and warranties of each of the Warrantors contained in this Agreement shall be true and accurate on and as of the Closing with the same effect as if made on and as of the Closing with reference to the facts and circumstances existing at the Closing.

10.2 Compliance Certificate. KongZhong and KongZhong Nominee shall have received the certificate mentioned in Clause 5.2(b)(iii) from all of the Warrantors.

10.3 Performance. Each Warrantor and each Group Company shall have performed or fulfilled all the terms, obligations, and conditions in this Agreement and as the case may be, in the Xinrui Share Purchase Agreement, required to be performed or fulfilled by such Warrantor before the Closing.

10.4 Qualifications. All authorizations, approvals, or permits or other regulatory requirements, if any, of any governmental authority or regulatory body that are required under BVI or PRC law in connection with the lawful sale of the Shares pursuant to this Agreement shall be duly obtained or fulfilled and shall remain effective as of the Closing.

10.5 Legal Opinion. Sharp Edge or the relevant Warrantor shall have delivered to KongZhong or its legal counsel a legal opinion issued by a BVI Counsel in the form and substance satisfactory to KongZhong.

10.6 Exemption from Registration. The offer and sale of the Shares hereunder shall be exempt from the registration or qualification requirements of all applicable securities laws and regulations.

10.7 Due Diligence. A due diligence review of the Group Companies (including but not limited to legal, financial, management, technology, Intellectual Property Rights, process, licenses and government regulatory due diligence) shall have been completed to the satisfaction of KongZhong.

10.8 Newly issued License for Value-added Telecommunications Services and other permits or licenses. Xinrui shall have obtained the newly issued License for Value-added Telecommunications Services by the Ministry of Information and Industry of the PRC in order to provide fixed telephone information service and mobile information service to its customers and all other licenses or permits which are required by the relevant governmental authorities, laws or regulations for the business operation of Xinrui.

10.9 IPR Assignment, Non-Competition and Confidentiality Agreement; Service Agreement. Each Management Team shall, if deemed necessary by KongZhong, enter into an intellectual property assignment, non-competition and confidentiality agreement with the relevant Group Company by the date of the Closing, and copies of such agreements certified as true and complete copy by the Management Team shall have been delivered to KongZhong and as the case may be, KongZhong Nominee. In addition, the Management Team shall have entered into a service agreement with Xinrui, in form and substance reasonably satisfactory to KongZhong, for a term of at least 2 years.

10.10 Restructuring Documents. Sharp Edge shall have delivered to KongZhong and Xinrui shall have delivered to KongZhong Nominee at or before the date of this Agreement a copy of each of the Restructuring Documents duly executed by all parties set forth therein.

10.11 Good Standing Certificate. Sharp Edge shall have delivered to KongZhong or its legal counsel at or before the Closing a good standing certificate with respect to Sharp Edge issued by the Registrar of Companies of BVI for a period at least up to and including the Closing.

10.12 Registration of Share Transfer. Xinrui and/or the Xinrui Shareholders shall arrange for the transfer of the Xinrui Shares by the Xinrui Shareholders to KongZhong Nominee to be registered with the relevant administration industry and commerce in the PRC immediately following the execution of this Agreement and the documents required for the registration of the share transfer with the relevant administration industry and commerce are attached hereto as Exhibit H.

10.13 Articles of Association. Sharp Edge shall take all the necessary action to, and to enable KongZhong to, amend the articles of association of Sharp Edge to render them consistent with the terms of this Agreement. Xinrui shall take all the necessary action to, and to enable KongZhong Nominee to, amend the articles of association of Xinrui to render them consistent with the terms of this Agreement

10.14 Non-U.S. resident. The obligations of KongZhong to issue the Earn-Out Shares are subject to the condition that Ho Chi Sing is not a U.S. resident at the time of the issuance of the Earn-Out Shares.

11.  Conditions to Obligations of Xinrui Shareholders and Ho Chi Sing at
     Closing.

     The obligations of Ho Chi Sing with respect to the Sharp Edge Shares, and the obligations of the Xinrui Shareholders with respect to the Xinrui Shares are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by Sharp Edge:

11.1 The warranties given by KongZhong under Clause 7 of this Agreement being true and correct when made and as of the Closing; and

11.2 The covenants and agreements contained in this Agreement to be complied with by KongZhong and as the case may be, KongZhong Nominee with respect to the Closing have been complied with on or before the Closing.

12.  Long-Stop Date.

     In the event that any conditions to the Closing hereunder is not fulfilled or waived within ninety (90) days of the signing of this Agreement, this Agreement shall automatically terminate on the ninetieth date of the signing of this Agreement ("LONG-STOP DATE"). Notwithstanding any termination of this Agreement and notwithstanding the non-consummation of any transaction contemplated under the Transaction Document, (i) the obligations of the Parties specified in Clause 9, Clause 14.1, Clause 14.2, Clause 14.3, and Clause 14.6 shall continue unimpaired and in full force and effect, and (ii) such termination shall not relieve any Party from any liability hereunder for any misrepresentation or for the breach of any warranty, agreement or obligation hereunder or for any other liability accruing under the Transaction Documents.

13.  Special Covenants of the Parties.

     Each of the Warrantors, the Group Companies and the Management Team covenants to KongZhong and KongZhong Nominee as follows:

13.1 Subject to Clause 13.2 below, Xinrui shall have the right to distribute its retained earnings as of 31 December 2005 after:

     (a) using its after-tax profits firstly to offset any losses carried forward from the previous years and secondly to set aside a portion of its after-tax profits to fund certain reserve funds that are not distributable as cash dividends; and

     (b) all of the Material Debts are fully repaid and no Material Debts remain outstanding. Xinrui shall distribute such retained earnings no later than 30 September 2006. The retained earning shall be based upon the Financial Statements for the fiscal year ending 31 December 2005 audited by the Auditor and for the purpose of this clause, the Parties agree that KongZhong shall bear the cost relating to the auditing of the Financial Statements for the fiscal year ending 31 December 2005.

13.2 In determining the retained earnings to be distributed pursuant to Clause
     13.1 above, Xinrui must have already set aside a minimum of RMB7,000,000 in the form of Net Current Assets for working capital and capital expenditure purposes. For the purpose of this sub-clause, the distribution of any retained earnings under Clause 13.1 above shall take place only after Xinrui has set aside the amount of RMB7,000,000.

13.3 Xinrui shall at all times ensure that it has sufficient working capital throughout the Valuation Period to carry on its business that is currently being conducted and KongZhong shall has no obligation whatsoever with respect to Xinrui's working capital.

13.4 Other than the Financial Statement attached hereto as Exhibit D, the Financial Statements, including the Valuation Financial Statements, shall:

     (a) firstly, be prepared by the management of Xinrui according to the PRC GAAP and the accounting policies of KongZhong attached hereto as Exhibit E;

     (b)  secondly, be verified and agreed upon by KongZhong;

     (c) thirdly, be audited by the Auditor unless KongZhong and the Warrantors agree to waive the audit (other than the balance sheets, profit and loss accounts and cash flow statements of a Group Company to be used for the Second Cash Payment and the quarterly balance sheets, profit and loss accounts and cash flow statements of a Group Company for the period from 1 October 2005 to 30 September 2006 (both dates inclusive) in which case such balance sheets, profit and loss accounts and cash flow statements shall remain unaudited). The Auditor shall deliver the audited Financial Statements within two months from:

          (i) the date the management of Xinrui has prepared such Financial Statements; and

          (ii) the date whereby all Confirmation Letters confirming the revenues reported in the Financial Statements (except in the case of estimated revenues) have been collected,

          whichever is later, and each of the Parties agrees that the audit results from the Auditor are final and binding on all Parties;

     (d) recognize the estimated revenues in the Financial Statements in accordance with the revenue estimation policies of KongZhong, attached hereto as Exhibit I;

13.5 In the event that the Management Team, upon a reasonable request from the Management Team and agreed upon by Kong Zhong, utilizes the resources of KongZhong or, as the case may be, the resources of KongZhong Nominee, including but not limited to not limiting to copy rights, distribution channels, human resources and operating license of KongZhong, or as the case may be, KongZhong Nominee, during the Valuation Period, Xinrui shall jointly bear the cost associated to such resources with KongZhong (or, as the case may be, KongZhong Nominee) other than the costs and expenses incurred by Xinrui with respect to KongZhong's listing at NASDAQ, including without limitation, costs in relation to the preparation of any audit report or financial statements which shall be borne by KongZhong. The split of such cost between KongZhong (or, as the case may be, KongZhong Nominee) with Xinrui shall be borne at arm's length and Sun Jing Ye shall have the right to negotiate and confirm the allocated cost in writing. For the purpose of this clause, "arm's length" here means agreement between KongZhong and Xinrui which is based on ordinary commercial term, or if there are insufficient comparable transactions to determine whether or not an agreement between KongZhong and Xinrui is based on ordinary commercial terms, terms that no less favourable than the terms quoted by an appropriate independent third party.

13.6 For a period of twelve (12) months after the date of Closing, each of the Warrantors shall not and shall procure that none of its Subsidiaries, holding companies, Affiliates or shareholders will, without the prior written consent of KongZhong, either on its own account or in conjunction with or on behalf of any Person, firm or company:

     (a) carry on or be engaged, concerned or interested directly or indirectly or enter into any form of arrangement, alliance, joint venture or co-operation with any third party in any business that competes or is likely to compete with wireless value added businesses.

     (b) employ, solicit or entice away or attempt to employ, solicit or entice away from KongZhong and/or any of its Affiliates, any of their officers, employees or consultants employed or engaged by KongZhong and/or any of its Affiliates.

13.7 The Management Team shall duly perform their obligations under their respective employment contract and non-competition and confidentiality agreement with Xinrui and under this Agreement and shall be in charge of the daily operation and management of Xinrui using their reasonable discretion based on their knowledge and experience provided that:

     (a)  at all times:

          (i) the Management Team shall, and shall procure Xinrui to, comply fully with; and

          (ii) the Management Team shall ensure and/or take active steps to assess Xinrui to ensure that the Xinrui shall not,

               contravene the applicable laws and regulations, the by-laws of Xinrui, the policies of KongZhong and the Operators (if any), the contracts to which Xinrui is a party and the matters that are attached hereto as Exhibit J ("PROHIBITED MATTERS");

     (b) the Management Team shall, and shall procure Xinrui to, use its best efforts to improve the financial condition and business operation of Xinrui for the period ending 30 September 2006 to be not worse than the financial condition and business operation of Xinrui as represented in the representations and warranties in Clause 6 above;

     (c) not borrow any sum which when aggregated with all other outstanding borrowings of Xinrui exceeds US$10,000 unless otherwise approved in advance in writing by KongZhong;

     (d) not sell, dispose of or transfer any of the assets, business or shares of Xinrui unless otherwise approved in advance in writing by KongZhong;

     (e) not create any Encumbrance (other than a lien arising by operation of law) over the whole or any part of the undertaking, property or assets of Xinrui unless otherwise approved in advance in writing by KongZhong;

     (f) not enter into any contract for transaction or expenditure the value of which exceeds US$20,000 unless with the prior written consent of KongZhong and not to enter into any contract other than in the ordinary course of business and on arm's length terms;

     (g) not make any loan or advance or give any credit (except trade credit to customers in the ordinary course of business); not to give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person unless otherwise approved in advance in writing by KongZhong.

     (h)  in the event of a breach or non-compliance of any of paragraphs (a) to
          (g) above, the Management Team shall be liable jointly and severally to indemnify KongZhong, or as the case may be, KongZhong Nominee, for any loss suffered as a result of the breach or non-compliance.

     (i) In the event of any disagreement in respect of the business decision between the Management Team and KongZhong (or as the case may be, KongZhong Nominee), the Management Team and KongZhong (or as the case may be, KongZhong Nominee) shall, in good faith, try to resolve the disagreement for the benefit of Xinrui.

13.8 KongZhong shall have the right to terminate this Agreement and to be repaid all or the portion of the Total Purchase Price that has been paid pursuant to Clause 3 above, or renegotiate the purchase price or other terms and conditions under this Agreement if the following events occurs during the period commencing from the date of this Agreement up to the Last Payment Date as stipulated in Clause 3.2:

     (a) Xinrui ceases to be a party to, or to renew the Material Operating Contracts, or ceases to hold the following licenses or permits required for its business operation including but not limited to the operation of its wireless value added businesses:

          (i) current and valid business license of Xinrui ((Chinese Characters) 1103021635015);

          (ii) current and valid value added license of Xinrui ((Chinese Characters) B2-20050140 and (Chinese Characters) ICP (Chinese Characters) 031066 (Chinese Characters));

          (iii) current and valid business operation rights with each Operator's headquarter on a nationwide basis for wireless access protocol, short messaging service, colour ring back tone service and interactive voice response service.

     (b) The net profit of Xinrui shown on the Financial Statements from 1 January 2006 to 30 September 30 2006 is less than US$3 million.

     (c) Any of the Group Companies violates or is not in compliance with the applicable laws and regulations, policies, rules and contract to which the relevant Group Company is a party or subject, resulting in penalties or fines (monetary or otherwise) or damages of RMB5,000,000 or more (if aggregated) or RMB 3,000,000 or more (for each penalty, fine or damages) being imposed onto Xinrui.

     (d) There is an unreasonable delay or a refusal or an inability by any of the Warrantors to satisfy any or all of the Closing Conditions.

     (e) If the power of attorney given by Ho Chi Sing to Sun Jing Ye as attached hereto as Exhibit B1 is invalid or unenforceable for any reasons including, but not limited to, reason arising from the authenticity of the signature of Ho Chi Sing in the power of attorney.

     (f) If it turns that, for any reasons whatsoever, Ho Chi Sing is not the sole shareholder of Sharp Edge and/or Ho Chi Sing's shareholding in Sharp Edge is not as the same as the shareholding as represented in Clause 6 above and/or Ho Chi Sing does not have full and valid title to the Sharp Edge Shares to be transferred to KongZhong free from any Encumbrances and/or Sharp Edge is not duly incorporated and is not validly existing under the laws of BVI and this Agreement is not a valid and enforceable obligation of Sharp Edge.

13.9 Ho Chi Sing hereby covenants to KongZhong that he will hold, and will not, and will not offer to, dispose off, or sell or transfer or part ownership or title with, the Earn-Out Shares for a period not less than twelve (12) months from the date the Earn-Out Shares are issued to Ho Chi Sing and further covenants that he will not assign any of his rights under this Agreement without KongZhong's prior written consent. In the event after the 12-month period, Ho Chi Sing intends to dispose off, or sell or transfer or part ownership or title with, the Earn-Out Shares, as long as Ho Chi Sing has complied with the terms of this Agreement, KongZhong undertakes to cooperate with Ho Chi Sing in exchanging the Earn-Out Shares for American Depository Shares in accordance with the terms of the Depository Agreement entered into by and among KongZhong, Citibank N.A. and the Holders (as defined therein) and Beneficial Owners (as defined therein) of American Depository Shares; provided that all expenses related to such conversion of the Earn-Out Shares into American Depository Shares are borne by Ho Chi Sing. In the event that KongZhong fails to cooperate, Ho Chi Sing shall have the right to put the

     Earn-Out Shares to KongZhong at the average closing price quoted on NASDAQ on the date Ho Chi Sing exercises his put option.

13.10 The parties hereto understand that it is a legal requirement that 15% of the registered capital of Sharp Edge WFOE (US$ 22,500)("PAID IN AMOUNT") shall be paid in by Sharp Edge prior to or on 28 February 2006 ("PAID IN DATE"), KongZhong, each of the Warrantors, the Group Companies and the Management Team hereby covenants respectively, in the event that the Closing fails to take place at least ten (10) days before the Paid In Date, as follows:

     (a) KongZhong covenants to lend the Paid In Amount to Sharp Edge to be used solely for the purpose of satisfying the paid in requirement of Sharp Edge WFOE five (5) Business Day before the Paid In Date.

     (b) Sharp Edge covenants to use the entire Paid In Amount to fulfill its payment obligation as to the registered capital of the Sharp Edge WFOE as contemplated in this Section 13.10;

     (c) Sharp Edge covenants to repay the Paid In Amount to KongZhong on the earlier of (i) the Long-stop Date pursuant to Clause 12 and (ii) the date this Agreement is terminated otherwise.

14.  Miscellaneous.

14.1 Governing, Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

14.2 Dispute Resolution

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre ("Arbitration Centre"). There shall be three (3) arbitrators. Each disputing Party to the dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing Parties or, failing which the Arbitration Centre shall appoint the third arbitrator.

     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Arbitration Centre at the time of the arbitration.

     (d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law.

     (e) Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

     (f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

     (g) Either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

14.3 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that Party.

14.4 Headings. The headings of the clauses of this Agreement are for convenience only and shall not by themselves determine the interpretation of this Agreement.

14.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender's machine, when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto); (c) five (5) Business Days after deposit in the mail as certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To: ANY OF THE WARRANTORS

A 710, Yue Tan Building, No. 2, Yue Tan Bei Jie, Xicheng District, Beijing
100045

Tel. No.: 8610 6808 2256
Fax No.: 8610 6808 3805

Attention: Sun Jing Ye

                       KONGZHONG AND/OR KONGZHONG NOMINEE

168, Xiwai Dajie, 35 floor, Tengda Building, 100044 Beijing

Tel. No.: 8857 6000
Fax No.: 8857 5893

Attention: Wang Gui Jun

Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the Party to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Clause 14.5 by giving the other Parties written notice of the new address in the manner set forth above.

14.6 Amendment of this Agreement. Any provision of this Agreement may be amended by a written instrument signed by all the Parties.

14.7 Entire Agreement; Successors and Assigns. Except as specifically referenced in this Agreement, this Agreement, together with all Exhibits and Schedules to this Agreement, constitute the entire contract among the Parties with respect to the transactions and subject matters under this Agreement. Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the Parties (including any prior representations or warranties given by the Parties) regarding the purchase of the Shares is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the Parties.

14.8 Survival of Warranties. The representations, warranties, and covenants of each of the Warrantors contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing.

14.9 Further Assurances. From and after the date of this Agreement, upon the request of KongZhong, each of the Warrantors shall execute and deliver such instruments, documents or other writings as may be necessary or desirable to confirm and carry out and to fully give effect the intent and purposes of this Agreement, or as the case may be, the Xinrui Share Purchase Agreement.

14.10 Indemnity. The Warrantors jointly and severally agree to indemnify and hold harmless KongZhong and KongZhong Nominee and assigns of KongZhong and KongZhong Nominee, and KongZhong and KongZhong Nominee jointly and severally agree to indemnify and hold harmless the Warrantors, (each of the Party being indemnified under this clause is called an "Indemnitee"), against any and all Indemnifiable Losses (as defined below) to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from, or related to, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the relevant Party in or pursuant to this Agreement. For purposes of this clause, "Indemnifiable Loss" means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any Taxes that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.

14.11 Fees and Expenses. Subject to Clause 14.10 above, each Party shall bear its own costs and expenses relating to the share purchase transaction under this Agreement and the Xinrui Share Purchase Agreement.

14.12 Severability. To the extent permitted under the applicable laws, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under the applicable laws, but if any provision of this Agreement is held to be prohibited by or invalid under the applicable laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.13 Prior Agreements Superseded. This Agreement supersedes all prior agreements by or among the Parties with respect to the purchase of the Sharp Edge Shares and the Xinrui Shares. All such prior agreements shall lapse and terminate immediately upon the execution of this Agreement.

                [Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

KONGZHONG CORPORATION


By:
    -----------------------------------
Name: Zhou Yun Fan (Chinese Characters)
Title: Chief Executive Officer


---------------------------------------
WANG GUI JUN


---------------------------------------
LI YANG


SHARP EDGE GROUP LIMITED


By:
    -----------------------------------
Name: Sun Jing Ye
Title: Authorized Representative


AN JIAN XING YE TECHNOLOGY (BEIJING)
LIMITED (Chinese Characters)


By:
    -----------------------------------
Name: Sun Jing Ye
Title: Authorized Representative

BEIJING XINRUI NETWORK TECHNOLOGY
COMPANY LIMITED (Chinese Characters)


By:
    -----------------------------------
Name: Sun Jing Ye
Title: Authorized Representative


---------------------------------------
HO CHI SING (by Sun Jing Ye as
Authorized Representative)


---------------------------------------
SUN JING YE


---------------------------------------
AI LI


---------------------------------------
CHEN JIANJUN (Chinese Characters)


---------------------------------------
YING WENJIN (Chinese Characters)


---------------------------------------
LV QIANG (Chinese Characters)

---------------------------------------
LIU MINGHAI (Chinese Characters)


---------------------------------------
CHEN ZHENG (Chinese Characters)


---------------------------------------
GUAN SUSHENG (Chinese Characters)


GUANZHOU SHULIAN CONSULTING AND
INVESTMENT CO., LTD (Chinese Characters)


By:
    -----------------------------------
Name: Yang Fei (Chinese Characters)
Title: Legal Representative

EXHIBIT A

MATERIAL DEBTS

Summary of Chinese-language exhibit:

Total debt outstanding to five creditors equals 5,856,841.00

EXHIBIT B

RESTRUCTURING DOCUMENTS

(a)  TSA.

(b)  Management Control Agreement.

(c)  Share Pledge Agreement.

(d)  Share Disposition Agreement.

EXHIBIT B 1

POWER OF ATTORNEY

                                POWER OF ATTORNEY

Principal: Ho Chi Sing

Authorized representative: Sun Jing Ye (Chinese Characters)

Whereas:

     (1) Sharp Edge Group Limited is a company established under the laws of the British Virgin Islands ("Sharp Edge").

     (2) KongZhong Corporation is a company established under the laws of the Cayman Islands.

     (3) Beijing Xinrui Network Technology Company Limited (Chinese Characters), is a limited liability company established under the laws of the PRC ("Xinrui").

     (4) An Jian Xing Ye Technology (Beijing) Limited (Chinese Characters) is a wholly foreign owned enterprise established under the laws of the PRC
("Sharp Edge WFOE").

     (5) Ho Chi Sing, as the holder of the Hong Kong permanent identification number [deleted*] and passport number [deleted*], is the sole shareholder and sole director of Sharp Edge and the manager of Sharp Edge WFOE.

     (6) Sun Jing Ye (Chinese Characters) is the holder of the PRC identification number [deleted*].

     (7) Ho Chi Sing, Sun Jing Ye, Sharp Edge, Sharp Edge WFOE, KongZhong Corporation, Xinrui and other relevant parties will execute a Share Purchase Agreement on 26 January 2006 for the purchase of all the outstanding shares of Sharp Edge by KongZhong Corporation and other relevant matters ("Share Purchase Agreement").

     After reviewing the draft of the Share Purchase Agreement, Ho Chi Sing hereby appoints Sun Jing Ye as his fully authorized representative to

     a) execute and deliver the Share Purchase Agreement and any other relevant documents that are with respect to the Share Purchase Agreement.

     b) execute all relevant resolutions of the sole shareholder and the sole director of Sharp Edge with respect to the acts and all the matters under the Share Purchase Agreement.

     c) execute the general manager resolution of Sharp Edge WFOE with respect to the acts and all the matters under the Share Purchase Agreement.

     The appointment and authorization herein are valid from 1 January 2006 until 31 December 2006.

                [Remainder of this page intentionally left blank]

----------
* All deleted material has been separately filed with the Securities and Exchange Commission.

[Execution Page of the Power of Attorney]

Principal: Ho Chi Sing

Date: ______________________

Authorized representative: Sun Jing Ye (Chinese Characters)

Date: ______________________

EXHIBIT C
[Summary of Chinese-language exhibit]

DISCLOSURE SCHEDULE

1.   None of the registered capital of Sharp Edge WFOE has been paid in.

2.   Exceptions to 6.12(a) (i) (B):

     (1) Anjian Xinye lease of 15 square meters of office space in Beijing under a lease running from November 15, 2005 to November 14, 2006 for a rent of RMB2.2 per square meter.

     (2) Xinrui lease of 418.72 square meters of office space in Beijing under a lease running from January 2005 to January 2006 for a rent of $16.20 per square meter per month.

EXHIBIT D

DETAILED (PROFIT)/LOSS ACCOUNT:
CURRENCY: RMB

                                                                       2005 JAN-SEP             2004 JAN-DEC
                                                                       YEAR TO DATE             YEAR TO DATE
                                                                  ------------------       ------------------

IVR Revenue                                                              (8,753,278)              (2,450,057)
SMS/MMS Revenue                                                          (8,443,156)
RBT Revenue                                                              (6,076,920)                        0
other Revenue                                                                      0                 (74,550)
                                                                  ------------------       ------------------
Total Gross Revenue                                                      -23,273,354               -2,524,607
Less: Sales Tax                                                              765,978                   84,952
                                                                  ------------------       ------------------
NET REVENUE                                                              -22,507,376               -2,439,654
Costs                                                                      6,013,872                   81,353
                                                                  ------------------       ------------------
GROSS PROFIT                                                            (16,493,504)              (2,358,301)
As % of Net Revenue                                                              73%                      97%

Staff Costs                                                                6,166,736                1,151,976
Local travelling                                                             428,237                  147,376
Overseas travelling                                                                 0                        0
Entertainment                                                                184,599                  106,169
Advertising & promotion                                                      885,967                  162,810
Communications                                                               140,751                   60,575
Lease lines rental                                                            29,500                      (0)
Professional & Audit fees                                                     38,886                    1,200
Rent & Mgt fees                                                            1,196,069                  360,671
Office administration expenses                                               598,629                  280,984
Government fees                                                                    0                    9,105
Bank charges                                                                       0                      336
Bad debt                                                                           0                        0
software & license fees                                                          800                  100,000
Others                                                                        24,000                    1,549
                                                                  ------------------       ------------------
TOTAL OPERATING EXPENSES                                                   9,694,174                2,382,752
As % of Net Revenue                                                           -43.1%                   -97.7%

EBITDA                                                                   (6,799,330)                   24,451
Depreciation & amortization                                                  126,185                   12,925
EBIT                                                                     (6,673,145)                   37,376
As % of Net Revenue                                                            29.6%                    -1.5%

Bank interests                                                               (6,255)                 (10,085)
Interests expenses
PROFIT BEFORE TAX                                                        (6,679,400)                   27,291
As % of Net Revenue                                                            29.7%                    -1.1%

Tax

PROFIT AFTER TAX                                                         (6,679,400)                   27,291
As % of Net Revenue                                                              30%                    -1.1%


EXHIBIT E

ACCOUNTING POLICIES OF KONGZHONG

(A) BASIS OF PRESENTATION

The consolidated financial statements of a Group Company have been prepared in accordance with the PRC GAAP.

(B) BASIS OF CONSOLIDATION

The consolidated financial statements include the financial statements of a Group Company, its wholly-owned subsidiary and its variable interest entities. All inter-company transactions and balances have been eliminated upon consolidation.

(C) CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(D) USE OF ESTIMATES

The preparation of financial statements in conformity with PRC GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in a Group Company's financial statements include useful lives for property and equipment, accruals for revenue adjustments, cost of revenues, other liabilities and stock-based compensation expense.

(E) CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

A Group Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on a Group Company's future financial position, results of operations, or cash flows: changes in the overall demand for entertainment-oriented wireless value-added services; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; risks associated with the ability to maintain strategic relationship with the Operators; and risks associated with a Group Company's ability to attract and retain employees necessary to support its growth.

(F) PROPERTY AND EQUIPMENT, NET

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the following estimated useful lives:

Computer and transmission equipment......................   3 years
Furniture and office equipment...........................   3 years
Motor vehicles...........................................   3 years
Leasehold improvements...................................   Over the lease term
Communication equipment..................................   1 year

(G)  IMPAIRMENT OF LONG-LIVED ASSETS

A Group Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, a Group Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, a Group Company would recognize an impairment loss based on the fair value of the assets.

(H)  REVENUE RECOGNITION AND COST OF REVENUES

A Group Company's revenues are primarily derived from entertainment-oriented wireless value-added services. Wireless value-added services revenues are derived from providing personalized interactive entertainment, media and community (including ring back services and downloadable ring tones, icons and screen savers) services to telephone customers of each of China Telecom, Chine Netcom, China Unicom, China Railcom and China Mobile and its various subsidiaries ("OPERATOR"). Fees, established by an arrangement with an Operator and indicated in the message received on the telephone, for these services are charged on a transaction basis or on a monthly subscription basis, and vary according to the type of services delivered. A Group Company recognizes all revenues in the period in which the services are performed.

A Group Company contracts with the Operator for the transmission of wireless value-added services as well as for billing and collection services. The Operator provides a Group Company with a monthly statement that represents the principal evidence that service has been delivered and triggers revenue recognition for a substantial portion of a Group Company's revenue. In certain instances, when a statement is not received within a reasonable period of time, a Group Company is required to make an estimate of the revenues and cost of revenues earned during the period covered by the statement based on internally generated information, historical experience, verbal communication with Operator, and/or other assumptions that are believed to be reasonable under the circumstances.

A Group Company measures its revenues based on the total amount paid by its customers, for which the Operator bills and collects on a Group Company's behalf. Accordingly, the 15 - 50% service fee paid to the Operator is included in the cost of revenues. In addition, the Operator charges a Group Company transmission charges based on a per message fee which varies depending on the volume of the messages sent in the relevant month, multiplied by the excess messages sent over messages received. These transmission charges are likewise retained by the Operator, and are reflected as costs of revenues in the financial statements.

(I)  FOREIGN CURRENCY TRANSLATION

The functional currency of a Group Company's subsidiaries including its variable interest entities in the PRC is the Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People's Bank of China ("PBOC") prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. The resulting exchange differences are included in the statement of operations.

A Group Company has determined that the U.S. dollar is its functional and reporting currency. Accordingly, assets and liabilities are translated using the exchange rate quoted by PBOC at the last day of the Valuation Period and consolidated statements of operations shall use the exchange rate being the Aggregate Exchange Rate divided by 4, whereby:

"AGGREGATE EXCHANGE RATE" here means the aggregate of the exchange rates quoted by PBOC at the last day of each of the four quarters in the Valuation Period.

Translation adjustments resulting form translation of theses consolidated financial statements are reflected as accumulated other comprehensive income
(loss) included in the shareholders' equity.

(J)  PRODUCT DEVELOPMENT EXPENSES

Product development expenses consist primarily of compensation and related costs for employees associated with the development and programming of mobile data content and are expensed as incurred.

(K)  INCOME TAXES

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(L)  COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes foreign currency translation adjustments. Comprehensive income (loss) is reported in the statements of shareholders' equity.

(M)  FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash and cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to their short-term maturities.

EXHIBIT F

[Summary of Chinese-language exhibit]

MATERIAL OPERATING CONTRACTS

List of 10 operating contracts, their major terms and the term of validity of each.

EXHIBIT G

[Summary of Chinese-language exhibit]

LIST OF LICENSES

Business license No. 103021635015

PRC nationwide telecommunications value-added service license No. B2-20050140

PRC telecommunications and information services business permit No. Beijing ICP 031066

High-technology enterprise permit No. 0511024A00231

EXHIBIT H

[Summary of Chinese-language exhibit]

REGISTRATION DOCUMENTS

1.   Shareholders agreement

2.   Shareholders resolution

3.   Amended and restated articles

4.   Application to revise enterprise registration

5.   New registries of shareholders, management and supervisory board

6.   Xinrui Share Purchase Agreement as Schedule 2

EXHIBIT I

[Summary of Chinese-language exhibit]

REVENUE ESTIMATION POLICIES OF KONGZHONG (APPLICABLE TO AUDITED FINANCIAL STATEMENTS ONLY)

EXHIBIT J

PROHIBITED MATTERS

(a) None of the Group Company shall, and the Management Team shall not, manipulate directly or indirectly, the financial conditions and the business operation of the relevant Group Company or the Group.

(b) None of the Group Companies shall, and the Management Team shall not, use or invoke or adopt any illegal methods or ways or ideas or give any false information or fraudulently deceive or induce any customers or users (registered and unregistered), including without limitation, forcing the customers or users to use the products or services of the Group Companies, infringing any copyrights, trademarks or other intellectual property rights, conducting any mass marketing or promotion not in compliance with the relevant laws and regulations.

SCHEDULE 1

[Summary of Chinese-language exhibit]

XINRUI SHAREHOLDERS

List of individuals, their ID numbers, residences and invested capital:

Chen Jianjun
Ying Wenjin
Lu Qiang
Liu Minghai
Chen Zheng
Guan Shuosheng

List of units, their addresses, business registration numbers, legal representatives, invested capital and method of investing capital:

Guangzhou Shu Lian Zi Xun Investment Co. Ltd.

SCHEDULE 2

[Summary of Chinese-language exhibit]

XINRUI SHARE PURCHASE AGREEMENTS

First agreement: Chen Jianjun, Ying Wenjin, Guan Shuosheng agree to transfer their shares of Xinrui representing 25%, 23% and 3%, respectively, to Wang Guijun.

Second agreement: Guangzhou Shu Lian Zixun Investment Co. Ltd., Lu Qiang, Liu Minghai and Chen Zheng agree to transfer their shares of Xinrui representing 30%, 9%, 5% and 5%, respectively, to Li Yang.

SCHEDULE 3

SUBSIDIARIES OF SHARP EDGE

Sharp Edge Group Limited owns 100% shares in An Jian Xing Ye Technology (Beijing) Limited (Chinese Characters)

SCHEDULE 4

GENERAL LIABILITIES OF GROUP COMPANIES

[Summary of Chinese-language exhibit]

GENERAL LIABILITIES OF BEIJING XINRUI NETWORK TECHNOLOGY COMPANY LIMITED

As at 31 December 2005
Total outstanding liabilities to five creditors (5,856,841.00)

SCHEDULE 5

INTELLECTUAL PROPERTY RIGHTS

www.xinruinet.com

SCHEDULE 6

EMPLOYMENT CONTRACT, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT WITH DIRECTORS, MANAGEMENT TEAM AND CONSULTANCY CONTRACTS

[Contracts in Chinese]

SCHEDULE 7

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 8

[Summary of Chinese-language exhibit]

GOVERNMENTAL CONSENTS

(1)  Approval from Beijing SAIC of the amended business registration of Xinrui;

(2)  Approval for amendment of PRC nationwide value-added service license;

(3) Approval from tax bureau for amendment of tax registration of Xinrui.